Exhibit 10.20

$12,000,000

LOAN AND SECURITY AGREEMENT

between

AVIZA TECHNOLOGY, INC.,
as Borrower

and

iSTAR FINANCIAL INC.,
as Lender

Dated as of September 23, 2004

TABLE OF CONTENTS

SECTION 1	DEFINITIONS	1
1.1	General Definitions	1
1.2	Terms; Utilization of GAAP for Purposes of Financial Statements Under Agreement	22
1.3	Other Definitional Provisions	22

SECTION 2	AMOUNTS AND TERMS OF THE LOAN	23
2.1	Loan Disbursement and Note	23
2.2	Interest	23
2.3	Payments	24
2.4	Payments and Prepayments on the Loan	25
2.5	Lender’s Records; Mutilated, Destroyed or Lost Notes	26
2.6	Taxes	26
2.7	Application of Payments	27
2.8	Origination Fee	27
2.9	Security Agreement	28
2.10	Certain Secured Party Remedies	28

SECTION 3	CONDITIONS TO LOAN	29
3.1	Conditions to Funding of the Loan on the Closing Date	29

SECTION 4	REPRESENTATIONS AND WARRANTIES	32
4.1	Organization, Powers, Qualification and Organization Chart	32
4.2	Authorization of Borrowing; No Conflicts; Governmental Consents; Binding Obligations and License and Security Interests of Loan Documents	32
4.3	Financial Statements	33
4.4	Indebtedness	33
4.5	No Material Adverse Change	33
4.6	Title to Property; Liens; Zoning; Contracts; Condition of the Mortgaged Property	33
4.7	Litigation	36
4.8	Payment of Taxes	36
4.9	Governmental Regulation; Margin Loan	36
4.10	Employee Benefit Plans; ERISA; Employees	37
4.11	Intellectual Property	37
4.12	Broker’s Fees	38
4.13	Environmental Compliance	38
4.14	Solvency	39
4.15	Disclosure	39
4.16	Insurance	39
4.17	Budget	39
4.18	Accounts	39
4.19	Management Agreement	39
4.20	Special Assessments; Taxes	40

4.21	Leases	40
4.22	Representations Remade	40

SECTION 5	AFFIRMATIVE COVENANTS	40
5.1	Financial Statements and Other Reports	40
5.2	Existence; Qualification	43
5.3	Payment of Impositions and Lien Claims; Permitted Contests	43
5.4	Insurance	45
5.5	Tax Reserve and Insurance Reserve	48
5.6	Maintenance of Mortgaged Property	49
5.7	Inspection; Lender Meeting	50
5.8	Environmental Compliance	50
5.9	Environmental Disclosure	51
5.10	Compliance with Laws, Employee Benefit Plans and Contractual Obligations	51
5.11	Further Assurances	52
5.12	Rate Cap Payment	53
5.13	Future Advance Amount	53
5.14	Government Regulation	54
5.15	Rate Cap Replacement	54
5.16	[INTENTIONALLY OMITTED.]	54
5.17	[INTENTIONALLY OMITTED.]	54
5.18	Management	54
5.19	Construction Matters	55

SECTION 6	[INTENTIONALLY OMITTED]	56

SECTION 7	NEGATIVE COVENANTS	56
7.1	Indebtedness	56
7.2	Liens and Related Matters	56
7.3	Material Rights	56
7.4	Restriction on Fundamental Changes	56
7.5	Restriction on Leases	57
7.6	Transactions with Affiliates	57
7.7	Management Fees and Compensation; Contracts	57
7.8	Conduct of Business	58
7.9	Use of Lender’s Name	58
7.10	Compliance with ERISA	58
7.11	Due on Sale or Encumbrance	58
7.12	Payments; Distributions	60
7.13	[INTENTIONALLY OMITTED.]	60
7.14	Alterations	60

SECTION 8	CASUALTY AND CONDEMNATION	61
8.1	Restoration Following Casualty or Condemnation	61

SECTION 9	DEFAULT, RIGHTS AND REMEDIES	64
9.1	Event of Default	64

9.2	Acceleration and Remedies	67
9.3	Remedies Cumulative; Waivers; Reasonable Charges	68
9.4	Existing Indebtedness	68

SECTION 10	SECONDARY MARKET TRANSACTION	70
10.1	Secondary Market Transaction	70

SECTION 11	MISCELLANEOUS	71
11.1	Expenses and Attorneys’ Fees	71
11.2	Certain Lender Matters	71
11.3	Indemnity	73
11.4	Amendments and Waivers	73
11.5	Notices	75
11.6	Survival of Warranties and Certain Agreements	75
11.7	Miscellaneous	75
11.8	APPLICABLE LAW	76
11.9	Successors and Assigns	76
11.10	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	76
11.11	WAIVER OF JURY TRIAL	76
11.12	Publicity	77
11.13	Recourse Loan	78
11.14	Performance by Lender/Attorney-in-Fact	78
11.15	Brokerage Claims	78
11.16	Agreement	79

EXHIBITS
Exhibit A	Legal Description
Exhibit B	Closing Checklist
Exhibit C	Permitted Encumbrances

SCHEDULES
Schedule 1.1(A)	Environmental Reports
Schedule 1.1(B)	Physical Conditions Reports
Schedule 4.1(A)-1	Borrower U.S. Taxpayer Identification Number
Schedule 4.1(A)-2	Capitalization Chart
Schedule 4.1(A)-3	Location of Principal Place of Business and Chief Executive Office
Schedule 4.1(A)-4	Subsidiaries
Schedule 4.4	Summary of Borrower’s Operating and Financing Leases and Letters of Credit
Schedule 4.6(C)	Material Contracts
Schedule 4.6(D)-1	Defects or Deficiencies
Schedule 4.6(D)-2	Flood Plain Status
Schedule 4.7	Litigation
Schedule 4.8	Taxes
Schedule 4.10	Employee Benefit Plans, Collective Bargaining Agreements and Employment Agreements
Schedule 4.16	Insurance
Schedule 4.17	Approved Budget
Schedule 4.18	Accounts
Schedule 4.20	Special Assessments; Taxes
Schedule 5.1(A)	Fiscal Year End Dates
Schedule 5.1(D)	Initial Projects
Schedule 5.13	Form of Modified CLTA 122 Endorsement
Schedule 11.5	Notice Addresses

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 23, 2004, by AVIZA TECHNOLOGY, INC., a Delaware corporation (“Borrower”), having an address at 440 Kings Village Road, Scotts Valley, California 95066 and iSTAR FINANCIAL INC., a Maryland corporation (together with its successors and assigns, hereinafter referred to as “Lender”), with offices at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

R E C I T A L S

A.                                   The Mortgaged Property.  Borrower is the fee owner of the Land and Improvements.

B.                                     The Loan.  Borrower desires to borrow from Lender, and Lender desires to lend to Borrower, a loan in the amount of $12,000,000.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements contained herein, Borrower and Lender agree as follows:

SECTION 1

DEFINITIONS

1.1                               General Definitions.

In addition to any other terms defined in this Agreement, the following terms shall have the following meanings:

“Acceptable Financial Institution” means a depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as (a) at all times the short-term commercial paper, certificates of deposit or other debt obligations of such depository institution or trust company are rated at least A-1 by S&P and P-1 by Moody’s and the long-term unsecured debt obligations of which are rated at least A by S&P and the equivalent thereof by Moody’s and (b) Lender shall have approved (such approval not to be unreasonably withheld) such depository institution or trust company (which approval shall be deemed given if the applicable institution satisfies the criteria in clause (a) above).

“Accounting Changes” means (A) changes in accounting principles required by GAAP consistently applied and implemented by Borrower; and (B) changes in accounting principles recommended or approved by Borrower’s certified public accountant, with the approval of Lender, which approval shall not be unreasonably withheld.

“Accounts” means the Borrower’s present and future rights to payment of money, accounts and accounts receivable arising from or relating to the construction of, or the use, leasing (as landlord or tenant), occupancy or operation by third parties of, Mortgaged Property, and the rental of, or payment for, space at the Mortgaged Property, whether or not yet earned by performance, including (a) any reserves, deferred payments, refunds, cost savings payments and deposits no matter how evidenced and whether now or later to be received from third parties (including all earnest money sales deposits) or deposited with, or by, the Borrower by, or with, third parties (including all utility deposits), (b) any chattel paper, instruments, documents, notes, drafts and letters of credit, and (c) Reserves deposited with, or held by, Lender from time to time pursuant to Section 5.5, any tenant security deposit account, and any and all other deposit accounts held by or on behalf of Lender and/or the Borrower pursuant to the Loan Documents.  Notwithstanding the foregoing, “Accounts” is intended to encompass personal property assets only to the extent arising from or related to the Land, Improvements and Fixtures and Personalty and the Borrower’s interest as a landowner thereof and specifically does not include personal property assets used or otherwise owned by the Borrower (so long as Borrower’s business does not now and will not ever include the sale, development or leasing of real estate) in connection with or as a result of the normal conduct of the Borrower’s business (notwithstanding the fact that the Borrower operates such business on the Land and Improvements).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary of such Person, or (c) a merger or consolidation or any other combination with another Person.

“Additional Credit Facility” means a line of credit in an aggregate maximum principal amount of $40,000,000 that is not secured by the Mortgaged Property and any refinancing or replacement thereof.  As of the Closing Date, Bank of America is the lender of the Additional Credit Facility.

“Additional Credit Lender” means the lender or lenders under the Additional Credit Facility.

“Advancement Date” is defined in Section 5.13(B).

“Advance Interest Rate” means a fixed rate per annum equal to five and one-quarter percent (5.25%).

“Affiliate” means any Person:  (A) directly or indirectly controlling, controlled by, or under common control with, another Person; (B) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in another Person; or (C) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person.  When used with respect to Borrower, the term “Affiliate” shall also include the spouse, ancestors, descendents and siblings of an Affiliate of Borrower (such Persons being sometimes referred to as “Family Members”), Affiliates of such Family Members and trusts for the benefit of another Affiliate of Borrower.

“Agreement” means this Loan and Security Agreement (including all schedules, exhibits, annexes and appendices hereto), as amended, modified or supplemented from time to time.

“Alteration” is defined in Section 7.14.

“Alternate Rate”:  In the event the LIBOR Rate is no longer published, as of any date of determination, the “prime rate” (or ”base rate”) reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the first day of the applicable Interest Period as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) or, if The Wall Street Journal ceases publication of such “prime rate” or “base rate,” the annual rate of interest announced by JP Morgan Chase Bank (or another financial institution with a main or branch office in New York, New York, selected, from time to time, by Lender) from time to time as its “prime rate” or “base rate” in effect at its principal office in New York, New York at 5:00 p.m., New York City time (in either case, the “Prime Rate”), for such date plus two and one-half percent (2.5%).  Such rate of interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

“Annual Budget” is defined in Section 5.1(D) hereof.

“Approved Budget” means the Annual Budget approved by Lender from time to time as described in Section 5.1(D) hereof.

“Approved Capital Plan” means the Capital Plan approved by Lender as part of the Approved Budget.

“Assignment(s)” means individually and collectively, the assignments of contracts, agreements and equipment leases, the assignments of licenses, permits and approvals, the assignments of management agreements, if any, and such other assignments of even date herewith from Borrower to or for the benefit of Lender, each granting a security interest in collateral for the Loan.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time and all rules and regulations promulgated thereunder.

“Bank of America” means Bank of America, N.A., a national banking association.

“Base Rate” means a variable rate per annum equal to the greater of (i) six and one-half percent (6.5%) and (ii) the sum of the LIBOR Rate, or the Alternate Rate, as the case may be, plus five and one-quarter percent (5.25%), increasing or decreasing with each increase or decrease in the LIBOR Rate, or the Alternate Rate, as the case may be (as and when the LIBOR Rate or the Alternate Rate change as described herein).

“Budget” means a budget setting forth the budgeted costs and expenses for the ownership, operation (including, but not limited to, expenses relating to utilities, maintenance, landscaping and security) and management for the Mortgaged Property (excluding any revenues, costs or expenses of Borrower to the extent they exclusively relate to the normal conduct of Borrower’s business as a provider of products and services to the semiconductor industry) for each calendar year commencing with calendar year 2004.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state is closed.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Capital Plan” means Borrower’s budget for capital improvements and equipment for the Mortgaged Property for each calendar year.

“Change in Control” shall occur in the event that either (a) VantagePoint ceases to own, directly or indirectly, and control a number of shares of outstanding voting capital stock of the Borrower at least as great as the number of such shares that it owns as of the Closing Date; or (b) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) other than VantagePoint, owns, directly or indirectly, and controls more than the lesser of (i) 25% of the outstanding voting capital stock of the Borrower, or (ii) the percentage of the outstanding voting capital stock of the Borrower held by VantagePoint.

“Claims” is defined in Section 5.3(A).

“Closing” means that all conditions for disbursement of the proceeds of the Loan to or for the benefit of Borrower have been satisfied or waived in writing by Lender and the disbursement of the proceeds of the Loan shall have been made to, or upon the order of, Borrower.

“Closing Checklist” means the closing checklist attached hereto as Exhibit B.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time.

“Collateral” means the Mortgaged Property and all other real and personal property of Borrower or any other Person pledged or mortgaged to Lender as collateral security for repayment of the Loan.

“Competitor” means any entity providing products or services (other than financial products or services) to the semiconductor industry.

“Confidential Information” is defined in Section 11.12.

“Construction” means the Restoration, the Alterations, the Initial Projects and any other construction, equipping, fixturing and furnishing, approved (or deemed approved) by Lender, provided that neither minor construction of $300,000 or less nor the Initial Projects shall require Lender’s approval, but the remaining requirements of this Agreement applicable to Construction (other than any obligation to deposit funds with Lender) shall be complied with.

“Construction Contract” means one or more construction agreements in form and substance reasonably acceptable to Lender between Borrower and a Contractor covering any portion of the Construction.

“Construction Legal Compliance” means Borrower’s satisfaction of all of the following:  (A) (i) the applicable Construction through the applicable date of determination, has been constructed substantially in accordance with the applicable Plans and Specifications (other than deviations therefrom that are immaterial individually and in the aggregate); and (ii) the applicable Construction has been, or will be, constructed in substantial compliance with all Legal Requirements; (B) all material entitlements, approvals, allocations, certificates, authorizations, permits and licenses required through the then-current stage of construction have been obtained from all appropriate Governmental Authorities and have been validly and irrevocably obtained without qualification, appeal or existence of unexpired appeal periods; (C) all conditions to the issuance of, and the requirements under, all permits, conditional use permits and licenses required through the current stage of construction have been satisfied in all material respects; and (D) no appeals, suits or other actions are pending or threatened in writing by any Governmental Authority which, if determined adversely to the interests of Borrower or the Mortgaged Property, would result in the revocation, suspension or qualification of any of such permits or approvals.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person:  (A) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the applicable Person against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values.  Contingent Obligations shall include (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (3) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractor” means the contractor(s) or construction manager(s) for the Construction as Lender may, from time to time approve, which approval shall not be unreasonably withheld or delayed; provided such approval shall not be required for Construction that otherwise does not require Lender approval pursuant to the definition of Construction.

“Contracts” means all contracts, agreements, warranties and representations relating to or governing the use, occupancy, design, construction, operation, management, repair and service of any other component of the Mortgaged Property, as amended, modified or supplemented from time to time.

“Control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” means a rate per annum equal to the Base Rate plus five percent (5%).

“Default Interest” is defined in Section 2.2(A).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Embargoed Person” is defined in Section 4.9.

“Employee Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five (5) plan years, has made or has had any obligation to make contributions.

“Environmental Claims” is defined in Section 4.13.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated of even date herewith, executed by Borrower in favor of Lender, together with all amendments, modifications, renewals, substitutions and extensions thereto.

“Environmental Laws” means all present and future federal, state and/or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, licenses, decisions, orders, injunctions, requirements and/or directives of Governmental Authorities, as well as common law, imposing liability, standards of conduct or otherwise pertains or relates to, or for, for the environment, industrial hygiene, the regulation of Hazardous Materials, natural resources, pollution or waste management.

“Environmental Reports” means those reports and audits itemized on Schedule 1.1(A) hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is a member of a group which is under common control with another Person, who together with such other Person is treated as a single employer within the meaning of Sections 414(b), (c), (m) and (o) of the IRC or Sections 4001 of ERISA.

“Excess Interest” is defined in Section 2.2(C).

 “Expenses” means the costs and expenditures accrued or incurred by Borrower, without duplication, in connection with the ownership, operation and management of the Mortgaged Property, specifically including in Expenses (1) periodic deposits required to be made into the Reserves; (2) capital expenditures incurred pursuant to an Approved Budget to the extent not paid from any Reserves or the proceeds of the Loan; and (3) management fees, and specifically excluding from Expenses, however, (i) all expenditures to the extent funded from any Reserves, (ii) principal, interest and all other payments made by Borrower to Lender under the Loan Documents, (iii) federal or state income taxes, and (iv) depreciation and other non-cash expenses of the Mortgaged Property.

“Extension Conditions” shall mean the following conditions, all of which must be satisfied, in order for the Initial Maturity Date to be extended to the First Extended Maturity Date and for the First Extended Maturity Date to be extended to the Second Extended Maturity Date:  (a) not less than sixty (60) days prior to the Initial Maturity Date or First Extended Maturity Date, as applicable, Borrower shall have delivered to Lender an irrevocable written notice requesting the extension and simultaneously therewith have paid to Lender a non-refundable extension fee in the amount equal to one-half percent (0.5%) of the outstanding principal balance of the Loan on the date of the request for the extension; (b) no Default or Event of Default shall exist under this Agreement or any of the other Loan Documents either at the time of the delivery of the notice to extend or at the time of the effective date of the extension; (c) Borrower shall deliver to Lender, an Officer’s Certificate dated as of the Initial Maturity Date or First Extended Maturity Date, as applicable certifying, without qualification, (i) that no Default or Event of Default has occurred which remains uncured and (ii) that the representations and warranties in the Loan Documents of all parties thereto (other than Lender) are true and correct in all material respects on and as of, as applicable, the Initial Maturity Date or First Extended Maturity Date; and (d) the Rate Cap Agreement shall have been amended and extended pursuant to documentation satisfactory in form and substance to Lender to extend its term through the First Extended Maturity Date or Second Extended Maturity Date, as applicable.

“Financing Statements” means the UCC-1 Financing Statements naming Borrower, as debtor, and Lender, as secured party, and filed with such filing offices as Lender may reasonably require.

“First Extended Maturity Date” means September 30, 2008.

“Fixtures and Personalty” means all fixtures now or hereafter affixed or attached to the Land or in the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the Land or Improvements, whether or not permanently affixed thereto, together with all accessions, replacements and substitutions thereto or therefore and the proceeds thereof, and all “farm products” (as defined in the UCC), “fixtures” (as defined in the UCC), “manufactured homes” (as defined in the UCC), oil, gas and other minerals (whether before or after extraction), and any and all of the following: signs; partitions and screens; generators, boilers, compressors and engines; fuel; water and other pumps and tanks; irrigation lines and sprinklers; refrigeration equipment; pipes and plumbing; plumbing fixtures and restroom installations; lighting fixtures; power generators, if any, used with respect to the Land, Improvements and other components of Fixtures and Personalty, electrical wiring located within the Improvements; life safety systems; cooling towers; elevators and escalators; sprinkler systems and other fire extinguishing machinery and equipment; heating, incinerating, ventilating, air conditioning and air cooling ducts, machinery, equipment and systems; facilities used to provide utility services; laundry, drying, dishwashing and garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; floor coverings, rugs, carpets, window coverings, blinds, awnings, shades, curtains, drapes and rods; screens, storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; visual and electronic surveillance systems and other security systems; and telecommunications wiring and phone jacks.  Notwithstanding the foregoing, “Fixtures and Personalty” are intended to encompass personal property assets only to the extent arising from or related to the Land and Improvements and the Borrower’s interest as a landowner thereof and specifically does not include personal property assets (including but not limited to machinery or equipment) used or otherwise owned by the Borrower (so long as Borrower’s business does not now and will not ever include the sale, development or leasing of real estate) in connection with or as a result of the normal conduct of the Borrower’s business (notwithstanding the fact that the Borrower operates such business on the Land and Improvements).

“Future Advance” means an advance of $5,000,000 of Loan proceeds by Lender in accordance with the terms and conditions set forth in Section 5.13.

“Future Advance Fee” is defined in Section 5.13.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date in question.

“General Intangibles” means all causes in action, causes of action and all other intangible personal property of the Borrower of every kind and nature (including the Accounts), wherever located relating to or arising from the use, operation and management of all or any part of the Land, Improvements or any other part of the Mortgaged Property, including all “general intangibles” (as defined in the UCC), all “payment intangibles” (as defined in the UCC), all corporate or other business records relating solely to the Mortgaged Property, insurance policies (including claims under, and interests in, insurance policies), condemnation awards, landlord’s liens, liens given by statute or other rule of law for services or materials, agricultural liens, judgments and rights represented by judgments and rights of recoupment or set-off.  The General Intangibles also include the Rate Cap Agreement and all Contracts.  Notwithstanding the foregoing, “General Intangibles” are intended to encompass personal property assets only to the extent arising from or related to the Land and Improvements and the Borrower’s interest as a landowner thereof and specifically does not include personal property assets used or otherwise owned by the Borrower (so long as Borrower’s business does not now and will not ever include the sale, development or leasing of real estate) in connection with or as a result of the normal conduct of the Borrower’s business (notwithstanding the fact that the Borrower operates such business on the Land and Improvements).

“Governmental Authority” means the United States of America, any state, any foreign governments and any political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

“Hazardous Materials” means (a) any pollutants, toxic pollutants, oil, gasoline, petroleum products, asbestos, materials or substances containing asbestos, explosives, chemical liquids or solids, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other solid, liquid or other emission, substance, material, product or by-product defined, listed or regulated as a hazardous, noxious, toxic or solid substance, material or waste or defined, listed or regulated as causing cancer or reproductive toxicity, or otherwise defined, listed or regulated as hazardous or toxic in, pursuant to, or by any federal, state or local law, ordinance, rule, or regulation, now or hereafter enacted, amended or modified, in each case to the extent applicable to the Mortgaged Property including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code; any so-called “Superfund” or “Superlien” law; the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); and the Clean Air Act (42 U.S.C. Section 7901 et seq.); (b) any substance which is or contains asbestos, radon, polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, motor fuel or other petroleum hydrocarbons, (c) fungus, mold, mildew, or other biological agents the presence of which may adversely affect the health of individuals or other animals or materially adversely affect the value or utility of the Mortgaged Property, and/or (d) any other substance which causes or poses a threat to cause a contamination or nuisance with respect to all or any portion of the Mortgaged Property or any adjacent property or a hazard to the environment or to the health or safety of Persons.

“Impositions” means all real estate and personal property taxes, and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon the Mortgaged Property or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing.  Impositions shall not include any sales or use taxes or any income taxes payable by Borrower.

“Improvements” means all buildings, improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“Indebtedness”:  With respect to any Person means, without duplication, (a) any indebtedness of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of any property or asset of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) any obligations of such Person for the deferred purchase price of property or services due after six (6) months of the sale or other disposition of such property, (c) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) any obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) any obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) any obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) any Contingent Obligations, (h) any Indebtedness of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) any Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” is defined in Section 11.3.

“Indemnitees” is defined in Section 11.3.

“Independent Architect” is defined in Section 7.14.

“Initial Maturity Date” means September 30, 2007.

“Initial Projects” means those certain alterations and repairs to the Improvements set forth and described on Schedule 5.1(D) attached hereto, which are hereby approved by Lender.

“Inspection Certificate” means a certificate from an architect or other design professional approved by Lender in form and substance reasonably acceptable to Lender.

“Interest Period” means the period of time beginning on the 10th day of a Loan Month and ending on the 9th day of the following Loan Month, provided, however, the first Interest Period shall commence on the date the Loan commences to bear interest and continues to and includes October 9, 2004.

“Interest Rate” means the Base Rate or the Default Rate, as applicable.

“Inventory” means all of the Borrower’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other documents representing them.

“Investment” means (A) any direct or indirect purchase or other acquisition by Borrower of any beneficial interest in, including stock, partnership interest or other Securities of, any other Person or (B) any direct or indirect loan, advance or capital contribution by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Land” means the real estate comprising the Mortgaged Property, as more specifically described in the Mortgage including all oil, gas and mineral rights, oil, gas and minerals (whether before or after extraction), easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to the Land.  The Land is legally described on Exhibit A.

“Late Charge” is defined in Section 2.2(D).

“Leases” means any and all leases, subleases, occupancy agreements or grants of other possessory interests, whereby Borrower acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof, together with all rights, powers, privileges, options and other benefits of Borrower thereunder and any and all guaranties of the obligations of the lessees, sublessees, occupants, and grantees thereunder, as such leases, subleases, occupancy agreements or grants may be extended, renewed, modified or replaced from time to time (exclusive of any ground lease having Borrower as ground lessee).

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Mortgaged Property or any part thereof, the construction, use, alteration or operation thereof, or any part thereof, or any or all of any other Collateral whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record, known to Borrower or otherwise, at any time in force affecting Borrower, the Mortgaged Property, or any part thereof, or any or all of the other Collateral including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“LIBOR Rate” or “London Interbank Offered Rate” means a floating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the London Interbank

Offered Rate (LIBOR) with a one month maturity as reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the first day of the Interest Period.  For purposes hereof, the LIBOR Rate for the period commencing on the date of disbursement of the Loan to and including the final day of the Interest Period Commencing on the Closing Date shall be 1.875%.

“Lien” means (a) any lien, mortgage, pledge, security interest, charge or monetary encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and (b) any negative pledge or analogous agreement including any agreement not to directly or indirectly convey, assign, sell, mortgage, pledge, hypothecate, grant a security interest in, grant options with respect to, transfer or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, any direct or indirect interest in an asset or direct or indirect interest in the ownership of an asset, other than a negative pledge or analogous agreement with respect to assets other than the Mortgaged Property in connection with the Additional Credit Facility.

“Loan” means the loan in an aggregate amount of up to $12,000,000 (as disbursed from time to time pursuant to this Agreement) from Lender to Borrower as evidenced by the Note.

“Loan Documents” means this Agreement, the Note, the Mortgage, the Assignments, the Environmental Indemnity Agreement, the Financing Statements and all other documents, instruments, certificates and other deliveries made by Borrower to Lender in accordance herewith or which otherwise evidence, secure and/or govern the Loan.

“Loan Month” means a calendar month.

“Lockout Expiration Date” means September 30, 2005.

“Material Adverse Effect” means (A) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower or the Mortgaged Property taken as a whole, or (B) the impairment, in any material respect, of the ability of Borrower to perform its obligations under any of the Loan Documents or of Lender to enforce or collect any of the Obligations.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contracts” means (a) the Permitted Encumbrances (not otherwise referred to in this definition of Material Contracts), and (b) those (i) Contracts set forth on Schedule 4.6(D) attached hereto and (ii) other Contracts which, if not complied with by Borrower, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Initial Maturity Date, First Extended Maturity Date (if extended in accordance with the terms of this Agreement) or the Second Extended Maturity Date (if extended in accordance with the terms of this Agreement) or such earlier date as the Loan is prepaid in full or accelerated.

“Maximum Rate” is defined in Section 2.2(C).

“Mortgage” means the Deed of Trust with Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date herewith from Borrower to or for the benefit of Lender, constituting a first Lien on Mortgaged Property as collateral for the Loan.

“Mortgaged Property” means the Land, the Improvements, the Leases, the General Intangibles, the Fixtures and Personalty, the Proceeds, the Plans and Specifications, and all other property of every kind and description used or useful in connection with the ownership, occupancy, operation and maintenance of the other components of the Mortgaged Property, and all substitutions therefor, replacements and accessions thereto, and proceeds (including “proceeds” as defined in the UCC) derived therefrom, all as more specifically described in the Mortgage.  Notwithstanding the foregoing, “Mortgaged Property” is intended to encompass personal property assets only to the extent arising from or related to the Land and Improvements and the Borrower’s interest as a landowner thereof and specifically does not include personal property assets used or otherwise owned by the Borrower (so long as Borrower’s business does not now and will not ever include the sale, development or leasing of real estate) in connection with or as a result of the normal conduct of the Borrower’s business (notwithstanding the fact that the Borrower operates such business on the Land and Improvements).  In particular and without limitation, “Mortgaged Property” does not include accounts, payment intangibles, receivables related to the Borrower’s business, work-in-progress and inventory or equipment (other than Fixtures and Personalty) located on the Land and Improvements, intellectual property, general intangibles, proprietary rights, good will, deposit accounts, securities accounts or other investment property related to the management or investments of revenues derived from the Borrower’s business, cash or cash equivalents arising out of such business, client lists and other similarly situated assets and properties of the Borrower.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which Borrower or any ERISA Affiliate has any liability, including contingent liability.

“Note” means that the Promissory Note, together with the Substitute Notes and all future advances, extensions, renewals, substitutions, modifications and amendments of the Promissory Note and Substitute Notes.

“Obligations” means, in the aggregate, all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower.  The term “Obligations” shall also include any judgment against Borrower or the Mortgaged Property with respect to such obligations, liabilities and indebtedness of Borrower.

“OFAC” is defined in Section 4.9.

“Officer’s Certificate” means the certificate of an executive officer, chief financial officer or other officer or representative with knowledge of the matters addressed in such certificate.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Origination Fee” means an amount of money equal to $120,000.

“Payment Date” means the 10th day of each calendar month commencing on November 10, 2004.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (i) the assets, Person, division or line of business to be acquired is primarily in a substantially similar or ancillary line of business as the Borrower, (ii) all transactions related to such Acquisition shall be consummated in accordance with applicable Legal Requirements, (iii) such Acquisition shall be non-hostile in nature, (iv) the prior, effective written consent or approval of such Acquisition by the board of directors or equivalent governing body or management having the appropriate level of authority of the acquiree is obtained, (v) with respect to any such Acquisition that is a merger or consolidation affecting the Borrower, Borrower shall be the surviving entity, and (vi) immediately after giving effect to such Acquisition: (A) no Default or Event of Default exists or would result therefrom, (B) 100% of the capital stock of any acquired or newly formed corporation, partnership, limited liability company or other business entity or, as the case may be, the assets, division or line of business acquired, is owned directly by the Borrower, and (C) with respect to any Acquisition where some or all of the consideration paid by the Borrower is other than capital stock of the Borrower, the aggregate amount of such consideration paid for all such Acquisitions since the Closing Date would not exceed $5,000,000 plus any new capital contributed to Borrower for the purpose of, and substantially concurrent with, any such Acquisition.

“Permitted Contest” is defined in Section 5.3(B).

“Permitted Encumbrances” means the matters identified on Exhibit C.

“Permitted Indebtedness” means (a) Contingent Obligations described in parts (1) and (2) of the definition of Contingent Obligations that are incurred in the ordinary course of business, (b) the Additional Credit Facility, (c) ordinary and customary trade payables incurred in the ordinary course of business of Borrower, (d) operating and financing leases and standby letters of credit entered into in the ordinary course of business of Borrower and consistent with past practice (a description of all such leases (other than those leases which have annualized rent less than $50,000 individually or $200,000 in the aggregate) and letters of credit entered into by Borrower as of the Closing Date is attached hereto as shown on Schedule 4.4), (e) the Rate Cap Agreement and other interest rate and currency fluctuation protection hedges not entered into for speculative purposes, (f) any Subordinated Shareholder Debt, (g) indebtedness related to completion guaranties, performance bonds and commercial and standby letters of credit associated with Construction approved by Lender or for which Lender’s approval is not required pursuant to the terms of this Agreement or the acquisition or transportation of manufacturing materials, (h) indebtedness to employees of Borrower incurred in connection with the repurchase of employee stock options or the repurchase of equity of any employees of Borrower upon the death, disability or termination of such employee, (i) the Loan, (j) such other unsecured indebtedness (whether in the form of guaranties, pledges of Subsidiary stock or otherwise) not otherwise permitted herein in an amount not to exceed an aggregate of $2,000,000, (k) to the extent not subsumed in items (a)-(i), inclusive, of this definition, the Indebtedness identified on Schedule 4.4, and (l) pledges of Stock in Subsidiaries to secure the Additional Credit Facility, other Permitted Indebtedness for money borrowed or Indebtedness of Subsidiaries of the Borrower that is non-recourse to the Borrower except to the extent of the ownership interests in such Subsidiary that are pledged by the Borrower.

“Permitted Investments” means, (a) Permitted Acquisitions, (b) Subsidiary Transactions and (c) initial capital investment in connection with each Permitted Subsidiary Formation.

“Permitted Rezoning” means a rezoning of the Land and the Improvements such that residential development is permitted on the Land and the Land and Improvements are not subject to any conditions or limitations not approved by Lender.

“Permitted Subsidiary Formation” means the creation of a new Subsidiary by the Borrower for which the Borrower may provide initial capital so long as, (a) at the time of the formation and capitalization of such Subsidiary, no Default or Event of Default exists or would result therefrom; (b) the aggregate amount of initial capital provided to all such new Subsidiaries by the Borrower for such purpose does not exceed $1,500,000 in any fiscal year; and (c) the aggregate amount of initial capital provided for the formation of any new Subsidiary by the Borrower for such purpose does not exceed $500,000; provided that the amount of any new capital contributed by VantagePoint to Borrower or any such new Subsidiary for the purpose of, and substantially concurrent with, the initial capitalization of such new Subsidiary shall not be counted toward calculating the limitations under clause (c).

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Physical Condition Report” means the report(s) regarding the physical inspection of the Land and Improvements listed on Schedule 1.1(B).

“Plans and Specifications” means the final drawings and specifications for the development and construction of each component part of the applicable Construction (as the same may be amended in accordance with the provisions permitted by this Agreement), as applicable, which plans and specifications and all amendments thereto shall be (i) with respect to any Construction in excess of $300,000 other than the Initial Projects (which have been approved by Lender as of the Closing Date), subject to Lender’s approval, which approval shall not be unreasonably withheld or delayed, and (ii) in accordance with all applicable Legal Requirements.

“Prepayment Premium” means (i) during the period beginning on the day immediately following the Lockout Expiration Date through September 30, 2006, two percent (2%); (ii) during the period beginning on October 1, 2006 through the Initial Maturity Date, one percent (1%); and (iii) thereafter 0%.  However, if an Event of Default occurs on or before the Lockout Expiration Date and the Loan is accelerated, the Prepayment Premium shall be equal to the greater of (x) ten percent (10%) of the principal balance of the Loan and (y) the Yield Maintenance Amount.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and implementing regulations thereto, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (d) all other laws, regulations and executive orders administered by the Office of Foreign Assets Control and (e) all other Legal Requirements relating to money laundering or terrorism.

“Proceeds” is defined in Section 8.1.

“Promissory Note” means the Promissory Note dated of even date herewith made by Borrower to the order of Lender in the original principal amount of $12,000,000.

“Proprietary Rights” is defined in Section 4.11.

“Publicly Traded Person” means a Person (i) whose stock is listed or quoted on the New York Stock Exchange, the American Stock Exchange or NASDAQ, (ii) who is not subject to any investigation, inquiry or action by such exchange or market or the Securities and Exchange Commission for the suspension or delisting of such Person’s Securities, and (iii) who has not been the subject of any bankruptcy proceeding, whether voluntary or involuntary, under the Bankruptcy Code or any state insolvency law during the past two years.

“Punch-List Items” means details of construction, decoration and mechanical and electrical adjustment which in the aggregate are minor in character and do not materially interfere with the intended use and operation of the applicable Construction.

“Qualified Public Offering” means the closing and funding of a firm commitment underwritten public offering of Common Shares of the common stock of Borrower in which the net proceeds to Borrower and its shareholders of such offering equals at least $50,000,000.

“Qualified Sale Transaction” means a Transfer of one hundred percent (100%) of the ownership interests of Borrower, whether by merger or sale of all of the outstanding capital stock of Borrower, to a Publicly Traded Person, provided (1) the combined net worth of the surviving entity (the “Surviving Entity”) immediately following such Transfer equals at least $129,000,000, (2) the net cash, less any Indebtedness, of the Surviving Entity equals at least

$75,000,000, and (3) the Surviving Entity expressly assumes the Obligations and the Loan Documents pursuant to documentation satisfactory to Lender and delivers to Lender such assumption agreements, Financing Statements, legal opinions, title insurance policies or endorsements, lien searches, and such other documentation as Lender may reasonably require.

“Rate Cap Agreement” shall mean an interest rate cap agreement including the related confirmation, obtained at the sole cost and expense of Borrower, issued by a Rate Cap Issuer with a notional amount equal to $7,000,000, pursuant to which Borrower will be protected against an increase in LIBOR over the Rate Cap Strike Rate for a period of not less than two (2) years provided, however, those interest rate cap agreements that are to be obtained after the initial Rate Cap Agreement shall have a minimum term of not less one (1) year.  The Rate Cap Agreement shall be subject to the approval of Lender as to form and substance and shall be assignable to Lender, its successors and assigns.

“Rate Cap Issuer” shall mean the counterparty to the Rate Cap Agreement, which counterparty shall be an Acceptable Financial Institution or another financial institution approved by the Lender and the credit rating assigned to the unsecured debt of such counterparty by S&P must, at all times, equal or exceed AA-.

“Rate Cap Pledge Agreement” shall mean that certain Rate Cap Pledge and Security Agreement of even date herewith between Borrower and Lender and replacements, from time to time, thereof in accordance with Section 5.15.  The Rate Cap Issuer shall acknowledge the pledge and security interest grant by executing the joinder attached to the Rate Cap Pledge Agreement and any replacements as, from time to time, thereof in accordance with Section 5.15.

“Rate Cap Strike Rate” shall mean a rate per annum of six and three-quarters percent (6.75%).

“Rating Agency Confirmation” shall mean, collectively, an affirmation from each of the Rating Agencies that the credit rating by such Rating Agency of the securities issued in connection with a securitization of the Loan or otherwise secured by a pledge of the Note immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion provided, however if the Loan has not been securitized in connection with a Securitization in which some or all of the securities have been rated by one or more of the Rating Agencies, Rating Agency Confirmation means Lender’s approval, which approval is not to be unreasonably withheld or delayed.

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”), Fitch Inc., and Moody’s Investors Service, Inc. (“Moody’s”) or, if any of such firms shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by Lender; provided, however, that at any time during which the Loan is an asset of a securitization, “Rating Agencies” shall mean the rating agencies that from time to time rate the securities issued in connection with such securitization.  If the Loan is not an asset in a securitization, Rating Agency shall mean those rating agencies designated by Lender from time to time.

“Request for Release” means a request from Borrower to Lender in connection with a request for disbursement from the Proceeds accompanied by the following items, which request and items are subject to the approval of Lender not to be unreasonably withheld or delayed: (a) currently dated certificate approved by Borrower from a Contractor, the Independent Architect, if any, and Lender’s Representative, if any, on a form to be reasonably approved by Lender; (b) the Required Lien Waivers in form and substance reasonably satisfactory to Lender; (c) if requested by Lender, from time to time, the requisitions for payment then the subject of such Request for Release from subcontractors and material suppliers engaged in the construction of the applicable Construction in form and content reasonably satisfactory to Lender; (d) an Inspection Certificate of an architect approved by Lender based upon an on-site inspection of the applicable Construction made by the Independent Architect and confirmed by Lender’s Representative, if any, which shall certify to all work for which such Request for Release has been requested; (e) evidence reasonably satisfactory to Lender of Construction Legal Compliance in the form of (i) a certificate of an Independent Architect as to items (a), (b) and (c) of the definition of Construction Legal Compliance (together with copies of the applicable entitlements, approvals, allocations, permits, licenses and conditional use permits), (ii) a certificate from the Borrower as to item (d) of the definition of Construction Legal Compliance (which certificate may, as to “threatened” matters, be qualified to “the best of such Person’s knowledge following due inquiry”) and (iii) such other showings, certificates, reports and items as Lender or Lender’s Representative, if any, may reasonably request to confirm Construction Legal Compliance; (f) a date-down endorsement to the Title Policy dating the Title Policy down to the date and time of the requested disbursement and, if the Title Policy includes exceptions, qualifications or endorsements relating to “pending disbursements,” increasing the amount thereof by the requested disbursement; and (g) such other information and documents as may be reasonably requested or required by Lender or Lender’s Representative, if any, including, but not limited to, certificates, inspections, date-down and other title policy endorsements, invoices, receipts, estoppel certificates, permits, licenses and certificates of occupancy, affidavits and other documents, appropriate for the applicable stage of construction.

“Required Lien Waivers” means, waivers of liens executed by (a) for each Request for Release, Contractor and each design professional with whom Borrower has a direct agreement, respectively, waiving their respective rights, if any, and any right of a subcontractor claiming through or under any of them, to file or maintain any construction liens or claims, all in such form as may be reasonably required by Lender or in the form set forth in the California Civil Code, and (b) for each Request for Release that includes a request for final payment to any subcontractor, such subcontractor, waiving its right to file or maintain any construction liens or claims, all in such form and containing such provisions as may be reasonably required by Lender executed with respect to and applicable to the extent such subcontractor has received payment.  Such waivers may be conditioned upon payment for work performed and materials supplied; provided, that the Request for Release that includes the request described in clause (b) above shall include (and in the case of the final Request for Release, within ten (10) days after the funding of such final Request for Release, Borrower shall deliver to Lender) a duly executed, unconditional waiver for each Person described in clauses (a) or (b) above.

“Required Restoration Date” is defined in Section 8.1.

“Reserves” means the reserves for impositions and insurance deposited by Borrower as provided in Section 5.5.

“Restoration” is defined in Section 8.1.

“Second Extended Maturity Date” means September 30, 2009.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” is defined in Section 10.1.

“Shareholder Subordinated Debt” is defined in Section 7.6.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Transaction” means, so long as in the ordinary course of the Borrower’s business consistent with practices established (and disclosed, in writing, to the Lender) as of the Closing Date: (a) the incurrence by the Borrower of accounts payable owing to its Subsidiaries and the incurrence by Borrower’s Subsidiaries of accounts payable owing to the Borrower, in each case in connection with provision of services or sales or returns of Inventory, (b) the payment and receipt of payment by the Borrower or of the accounts payable set forth in the foregoing clause (a) and the payment by the Borrower of operating expenses of the Borrower’s Subsidiaries, and (c) the making of intercompany loans or advances by the Borrower to one or more of its Subsidiaries; provided that (y) the Borrower shall not make any of the payments or advances described in the foregoing clauses (b) or (c) if a Default exists or would result therefrom and Lender has notified Borrower of such Default, or if an Event of Default then exists or would result therefrom, and (z) the Borrower shall not make any of the advances described in the foregoing clause (c) if the aggregate amount of all such advances outstanding at any one time would exceed $2,000,000.

“Substantial Completion and Substantially Completed” means the satisfaction of all of the following conditions: (a) the date when the applicable Construction shall have been completed (except for Punch List Items and minor items which can be fully completed without material interference with the use and operation of the Mortgaged Property) in accordance with the applicable Plans and Specifications as certified by the Independent Architect on standard AIA-G702 forms and approved by Lender’s Representative, if any, and Lender, such approval not to be unreasonably withheld or delayed; and (b) all material permits and approvals required for the normal use and occupancy of the applicable Construction (including a certificate of occupancy if required for occupancy under applicable Legal Requirements) shall have been issued by the appropriate Governmental Authority and shall be in full force and effect.

“Substitute Note” means all notes given in substitution or exchange for the Promissory Note or another Substitute Note.

“Title Company” means Stewart Title Guaranty Company.

“Title Policy” means a mortgagee’s policy of title insurance issued on the 1970 Form B ALTA form by the Title Company (or the closest equivalent available in any given jurisdiction), together with such reinsurance and direct access agreements as Lender may require, insuring that the Mortgage is a valid first and prior enforceable lien for the full amount of the Loan (including, as and when applicable pursuant to Section 5.13 hereof, the Future Advance) on Borrower’s fee simple interest in the Mortgaged Property (including any easements appurtenant thereto but excluding any non-real estate property interests included in the definition of Mortgaged Property) subject only to the Permitted Encumbrances.  The Title Policy shall contain such endorsements as Lender may require (including, as applicable those described in Section 5.13 hereof).

“Total Loss” means (i) a casualty, damage or destruction of the Mortgaged Property, the cost of restoration of which (as reasonably determined by Lender) would exceed $5,000,000, (ii) a permanent taking of twenty-five percent (25%) or more of the square footage of the Land or Improvements, (iii) a permanent taking of twenty-five percent (25%) or more of the automobile parking spaces located on the Land or such number of parking spaces as would cause the Borrower or the Mortgaged Property to cease to comply with applicable Legal Requirements, Leases or Material Contracts, or (iv) a permanent taking of so much of the Land or Improvements, in either case, such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate the Mortgaged Property as an economically viable whole.

“Transfer” means, (a) when used as a verb, to, directly or indirectly, lease, sell, assign, convey, give, exchange, devise, mortgage, encumber, pledge, hypothecate, alienate, grant a security interest, or otherwise create or suffer to exist any Lien, transfer or otherwise dispose, or to contract or agreement to do any of the foregoing, whether by operation of law, voluntarily, involuntarily or otherwise as well as any other action or omission which has the practical effect of initiating or completing the foregoing and (b) when used as a noun, a direct or indirect, lease, sale, assignment, conveyance, gift, exchange, devise, mortgage, encumbrance, pledge, hypothecation, alienation, grant of a security interest or other creation or sufferance of a Lien, transfer of other disposition, or contract or agreement by which any of the foregoing may be effected, whether by operation of law, voluntary or involuntary and any other action or omission which has the practical effect of initiating or completing the foregoing.

“Treasury Rate” means the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the remaining term to the originally scheduled Maturity Date, as quoted in Federal Reserve Statistical Release H. 15(519) under the heading “U.S. Government Securities – Treasury Constant Maturities” for the Treasury Rate Determination Date (as defined below), converted to a monthly equivalent yield.  If yields for such securities of such maturity are not shown in such publication, then the Treasury Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities.  If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Lender based on comparable data.

“Treasury Rate Determination Date” means the date which is five (5) Business Days prior to the scheduled prepayment date.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCC Collateral” is defined in Section 2.9.

“U.S. Government Obligations” means any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States.  Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change.  If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating.  Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index.  U.S. Government Obligations include, but are not limited to:  U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds.  In no event shall any such obligation have a maturity in excess of one hundred eighty (180) days.

“VantagePoint” means individually and collectively, VantagePoint Venture Partners (IV), L.P., a Delaware limited partnership, and VantagePoint Venture Partners (IV)(Q), L.P., a Delaware limited partnership.

“Yield Maintenance Amount” means the then-present value (determined by discounting at the Treasury Rate) of the amount of interest that would have accrued on the outstanding principal balance of the Loan, from the date of the prepayment to and including the scheduled Initial Maturity Date, if no prepayment were to occur and if the rate of interest were the Interest Rate in effect on the date of prepayment or acceleration, as applicable.  For purposes of computing the Yield Maintenance Amount with regard to Section 2.4(C)(iii), the date of prepayment shall be deemed the date the Loan is accelerated.

1.2                               Terms; Utilization of GAAP for Purposes of Financial Statements Under Agreement.

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  No Accounting Changes shall affect financial covenants, standards or terms in this Agreement; provided, that Borrower shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

1.3                               Other Definitional Provisions.

References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the phrase “and/or” shall mean that either “and” or “or” may apply; the phrases “attorneys’ fees,” “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including court costs, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Mortgaged Property and the Collateral and enforcing its rights hereunder and/or the other Loan Documents; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; references to a Person’s “knowledge” in this Agreement or the other Loan Documents refers to the actual knowledge of the Person in question and such knowledge as a reasonably prudent Person would have acquired by virtue of such inquiry and due diligence as a reasonably prudent Person would have undertaken and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Where any provision of this Agreement or any of the other Loan Documents refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

SECTION 2

AMOUNTS AND TERMS OF THE LOAN

2.1                               Loan Disbursement and Note.  Subject to the terms and conditions of this Agreement, Lender shall lend $7,000,000 of the proceeds of the Loan to Borrower on the Closing Date.  The disbursement of the Future Advance shall be subject to, and in accordance with, Section 5.13.  The proceeds of the Loan shall be used (i) to pay the costs and expenses of Lender pursuant to Section 11.1 in connection with the Loan and (ii) for general working capital purposes of Borrower. The disbursement of the Loan in accordance with the foregoing shall be made on the Closing Date.  The Loan shall be evidenced by the Note.  The Obligations of Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Mortgage and the Liens created or arising under the other Loan Documents.

2.2                               Interest.

(A)                              Interest Rate.  Subject to the provisions of Section 2.2(C) hereof, the outstanding principal balance of the Loan shall bear interest at the Base Rate.  However, (a) upon and during the continuance of any Default by Borrower in the payment of any sum of principal, interest or other Indebtedness of Borrower owing Lender when due, (b) during the existence of any Event of Default, or (c) after the Maturity Date or earlier upon acceleration of the Loan, the principal amount of the Loan shall bear interest (“Default Interest”) at the Default Rate.  With respect to any scheduled payments of principal and interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) days from such date before Default Interest is imposed by reason of such late payment; provided, however, such grace period will not be available more than once in any twelve (12) Loan Month period and if Borrower fails to make the required payment within said five (5) day period, Default Interest will be calculated from the original due date. Except as set forth in the preceding sentence, the Default Interest shall commence, without notice, immediately upon and from the occurrence of (a), (b) or (c) above, as the case may be, and shall continue until all Defaults are cured and all sums then due and payable under the Loan Documents are paid in full. Default Interest shall be payable upon demand, and, to the extent unpaid, shall be compounded monthly at the Default Rate.

(B)                                Computation and Payment of Interest.  Interest on the Loan (and the Future Advance Fee) and all other Obligations owing to Lender shall be computed on the daily principal balance of the Note (and, as applicable, the Future Advance Fee) on the basis of actual days elapsed and a 360-day year.  Interest on the Loan (and the Future Advance Fee) is payable in arrears.  Payments of interest (and the Future Advance Fee) shall be paid to Lender as specified in Section 2.3.  In addition, all accrued and unpaid interest shall be paid to Lender on the earlier of the date of prepayment (to the extent prepayment is permitted under Section 2.4) and maturity, whether by acceleration or otherwise.  The Loan shall commence to bear interest on the date the proceeds of the Loan are to be disbursed to or for the order of Borrower, provided, however, if the proceeds are disbursed to an escrowee, the Loan shall commence to bear interest from and including the date of disbursement to such escrowee regardless of the date such proceeds are disbursed from escrow.

(C)                                Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations due and owing to Lender (without any prepayment penalty or premium therefor) or for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Obligation due and owing to Lender is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations due and owing to Lender shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations due and owing to Lender had the rate of interest not been limited to the Maximum Rate during such period.

(D)                               Late Charges.  If any scheduled payment of principal and/or interest or other amount owing pursuant to this Agreement or the other Loan Documents is not paid when due, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late charge (“Late Charge”) in an amount equal to four percent (4%) of the unpaid amount.  With respect to regular monthly payments of principal and/or interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) days from the date due before a late charge is imposed by reason of such late payment; provided, however, such grace period will not be available more than once in any period of twelve (12) consecutive Loan Months.  Any unpaid late charge shall bear interest at the Default Rate until paid.

2.3                               Payments.

Interest for the period commencing on the date of disbursement of the Loan and ending on October 9, 2004 shall be paid on the Closing Date.  On each Payment Date thereafter commencing with the Payment Date occurring on November 10, 2004, Borrower shall pay to Lender interest on the outstanding principal of the Loan (and the Future Advance Fee) accrued from and including the immediately preceding Payment Date, to, but not including, the Payment Date on which such payment is to be made.  In addition, commencing on SeptemberNovember 10, 2004, and on each Payment Date thereafter, or until the Advancement Date in the event of the disbursement by Lender of the Future Advance, principal of the Loan evidenced by the Note shall be paid to Lender in monthly installments in an amount equal to Twenty-Three Thousand Three Hundred Thirty-Three and NO/100 Dollars ($23,333.00), which amount shall be sufficient to amortize the full principal amount outstanding as of the date of disbursement of the loan over a twenty-five (25) year term.  Upon disbursement of the Future Advance, on each Payment Date after the Advancement Date, principal of the Loan evidenced by the Note shall be paid to Lender in monthly installments in an amount sufficient to amortize the full principal amount outstanding as of the Advancement Date over a number of months equal to the difference between (i) 300 and (ii) the number of months that shall have expired between the date of disbursement of the Loan and the Advancement Date.  A balloon payment will be required on the Maturity Date.

2.4                               Payments and Prepayments on the Loan.

(A)                              Manner and Time of Payment.  Borrower agrees to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Agreement and the other Loan Documents.  All payments shall be made without deduction, defense, setoff or counterclaim by the wire transfer of good immediately available wire transferred federal funds to Lender’s account at JP Morgan Chase for the account of iStar Financial Inc., ABA #021-00-021, Account Number 910-2-757938, Reference:  Aviza Technology, or at such other place as Lender may direct from time to time by notice to Borrower.  Borrower shall receive credit for such funds on the date received if such funds are received by Lender by 1:00 P.M. (New York time) on such day.  In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the following Business Day.  Whenever any payment to be made under the Loan Documents shall be stated to be due on a day that is not a Business Day, or any time period relating to a payment to be made hereunder is stated to expire on a day that is not a Business Day, the payment may be made on the following Business Day and the period will not expire until the following Business Day.

(B)                                Maturity.  The outstanding principal balance of the Loan, all accrued and unpaid interest thereon, the accrued and unpaid Future Advance Fee and all other sums owing to Lender pursuant to the Loan Documents, shall be due and payable on September 30, 2007 (the “Initial Maturity Date”).  Notwithstanding the foregoing, if the Extension Conditions are satisfied prior to the Initial Maturity Date, the maturity of the Loan shall be extended for an additional one year period to the First Extended Maturity Date, and if the Extension Conditions are further satisfied prior to the First Extended Maturity Date, the maturity of the Loan shall be further extended for an additional one year period to the Second Extended Maturity Date.

(C)                                Prepayments.

(i)                                     No prepayment of the Loan shall be allowed in whole or in part, on or prior to the Lockout Expiration Date, other than principal payments required pursuant to Section 2.3.  Thereafter, the Loan may be prepaid, in whole, but not in part, upon not less than thirty (30) days’ irrevocable prior written notice to Lender. Any prepayments on the principal balance of the Loan evidenced by the Note whether voluntary or involuntary, shall be accompanied by payment of interest accrued to the date of prepayment, together with the applicable Prepayment Premium.  Any prepayments made pursuant to the foregoing shall be made on a Payment Date provided, however, Borrower may elect to make any such prepayments on a Business Day which is not a Payment Date if, in addition to all interest which has accrued to and including the date of prepayment and the Prepayment Premium, Borrower also pays all interest which would accrue on the Loan to, but not including, the Payment Date following the date of prepayment.  Notwithstanding any provision contained in this Agreement to the contrary, no

Prepayment Premium will be due on account of a voluntary prepayment pursuant to this Section 2.4(C)(i) made on any Payment Date occurring during the thirty (30) day period prior to the scheduled Initial Maturity Date. Amounts prepaid shall not be re-borrowed.

(ii)                                  In the event of (a) the payment of any principal of the Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (b) the failure to borrow or prepay the Loan as specified in any notice delivered pursuant to this Agreement or the other Loan Documents, then, in any such event and, in addition to the payments to be made to Lender pursuant to 2.4(C)(i), Borrower agrees to compensate Lender for all actual, out-of-pocket, losses, costs, expenses and damages Lender may incur attributable to such event.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(iii)                               If, following an Event of Default, payment of all or any part of the Loan is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4(C)(i) and Borrower shall pay to Lender, in addition to the other Obligations, the applicable Prepayment Premium.  If the Maturity Date is accelerated, due to an Event of Default or otherwise, or if any prepayment of all or any portion of the Loan hereunder occurs, whether in connection with Lender’s acceleration of the Loan or otherwise, or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Premium shall become immediately due and owing and Borrower shall immediately pay the Prepayment Premium to Lender.  Nothing contained in this Section 2.4(C)(iii) shall create any right of prepayment.

2.5                               Lender’s Records; Mutilated, Destroyed or Lost Notes.  The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations.  In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, Borrower shall, upon request from Lender, execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the mutilated or defaced Note shall be surrendered to Borrower upon delivery to Lender of the new Note.  In the case of any destroyed, lost or stolen Note, Lender shall furnish to Borrower, upon delivery to Lender of the new Note (i) certification of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by Borrower to hold Borrower harmless.

2.6                               Taxes.  Any and all payments or reimbursements made under the Agreement, the Note or the other Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising out of or in connection with the transactions contemplated by the Loan Documents; excluding, however, the following: taxes imposed on the income of Lender by any jurisdiction or any political subdivision thereof; taxes that are not directly attributable to the Loan; and any “doing business” taxes, however denominated, charged by any state or other jurisdiction (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on income, taxes not directly attributable to the Loan and any “doing business” taxes, herein “Tax Liabilities”).  If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.  In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any new request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any “doing business” taxes, however denominated, charged by any state or other jurisdiction) and the result of any of the foregoing is to increase the cost to Lender of making or continuing its Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within thirty (30) days after its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled.  Furthermore, if subsequent to the Closing Date there are any changes in law that impose or modify any reserve, special default or similar requirements relating to LIBOR Rate based pricing which are applicable to Lender’s source of financing for the Loan, Lender shall advise Borrower of such changes, and Borrower shall promptly pay to Lender within thirty (30) days after its demand, the amount necessary (as determined by Lender in good faith) to compensate Lender for costs arising out of such changes.

2.7                               Application of Payments.  Except as otherwise expressly provided in the last sentence of this Section 2.7, all payments made hereunder shall be applied first, to the payment of any Late Charges and other sums (other than principal and interest) due from Borrower to Lender under the Loan Documents, second, to any interest then due at the Default Rate, third to interest then due at the Base Rate, and last to the principal amount.  Following and during the continuance of an Event of Default, all sums collected by Lender shall be applied in such order of priority to such items set forth below as Lender shall determine in its sole discretion:  (i) to the costs and expenses, including reasonable attorneys’ and paralegals’ fees and costs of appeal, incurred in the collection of any or all of the Loan due or the realization of any collateral securing any or all of the Loan; and (ii) to any or all unpaid amounts owing pursuant to the Loan Documents in any order of application as Lender, in its sole discretion, shall determine.

2.8                               Origination Fee.  Borrower shall pay the Origination Fee to Lender on the Closing Date.

2.9                               Security Agreement.  To secure the payment, performance and discharge of the Obligations, Borrower hereby grants, assigns, transfers, conveys and sets over unto Lender, and hereby grants to Lender a continuing first priority, perfected security interest in all of Borrower’s right, title and interest in, to and under any and all of the following, whether now and/or existing and/or now owned and/or hereafter acquired and/or arising.

(1)                                  the Contracts;

(2)                                  the Reserves;

(3)                                  the Fixtures and Personalty;

(4)                                  the General Intangibles;

(5)                                  the Leases;

(6)                                  the Rate Cap Agreement;

(7)                                  the Plans and Specifications; and

(8)                                  the Proceeds,

together with all accessions to, substitutions for, and replacements of, the foregoing and any and all cash and non-cash proceeds of any of the foregoing (collectively, the “UCC Collateral”).

With respect to all UCC Collateral constituting a part of the Mortgaged Property, this Agreement shall constitute a “security agreement” within the meaning of, and shall create a security interest under, the UCC. Borrower hereby acknowledges and agrees that Lender shall be permitted to file one or more financing statements naming Borrower as debtor and Lender as secured party identifying the Mortgaged Property in the collateral description thereon.  As to the UCC Collateral, the grant, transfer, and assignment provisions of this Section 2.9 shall control over the grant provision of Section 2.1 of the Mortgage.  Borrower represents and warrants that, except for any financing statement filed by Lender, no presently effective financing statement covering the UCC Collateral or any part thereof has been filed with any filing officer, and no other security interest has attached to or has been perfected in the UCC Collateral or any part thereof.  Borrower shall from time to time within fifteen (15) days after request by Lender, execute, acknowledge and deliver, or authorize the filing of any financing statement, renewal, affidavit, certificate, continuation statement or other document as Lender may reasonably request in order to evidence, perfect, preserve, continue, extend or maintain this security agreement and the security interest created hereby as a first priority Lien on the UCC Collateral, subject only to the Permitted Encumbrances.

2.10                        Certain Secured Party Remedies.  If an Event of Default shall have occurred and be continuing, Lender shall have all the remedies of a secured party under the UCC and all other rights and remedies now or hereafter provided or permitted by law, including, without limitation, the right to take immediate and exclusive possession of the UCC Collateral, or any part thereof, and for that purpose Lender may, as far as Borrower can give authority therefor, with or without judicial process, enter (if this can be done without breach of the peace) upon any premises on which any of the UCC Collateral or any part thereof may be situated.  Without limitation of the foregoing, Lender shall be entitled to hold, maintain, preserve and prepare all of the UCC Collateral for sale and to dispose of said UCC Collateral, if Lender so chooses, from the Mortgaged Property, provided that Lender may require Borrower to assemble such UCC Collateral and make it available to Lender for disposition at a place to be designated by Lender from which the UCC Collateral would be sold or disposed of, and provided further that, for a reasonable period of time prior to the disposition of such UCC Collateral, Lender shall have the right to use same in the operation of the Mortgaged Property.  Borrower will execute and deliver to Lender any and all forms, documents, certificates and registrations as may be necessary or appropriate to enable Lender to sell and deliver good and clear title to the UCC Collateral to the buyer at the sale as herein provided.  Unless the UCC Collateral is of the type customarily sold on a recognized market, Lender will give Borrower at least ten (10) days’ notice of the time and place of any public sale of such UCC Collateral or of the time after which any private sale or any other intended disposition thereof is to be made.  The requirements of reasonable notice shall be met if such notice is given to Borrower at least ten (10) days before the time of the sale or disposition.  Lender may buy at any public sale and, if the UCC Collateral is of a type customarily sold in a recognized market or is a type which is the subject of widely distributed standard price quotations, it may buy at private sale.  Unless Lender shall otherwise elect, any sale of the UCC Collateral shall be solely as a unit and not in separate lots or parcels, it being expressly agreed, however, that Lender shall have the absolute right to dispose of such UCC Collateral in separate lots or parcels.  Lender shall further have the absolute right to elect to sell the UCC Collateral as a unit with, and not separately from, the Land and Improvements constituting a portion of the Mortgaged Property.  The net proceeds realized upon any disposition of the UCC Collateral, after deduction for the expenses of retaining, holding, preparing for sale, selling and the like and the attorneys’ fees and legal expenses incurred by Lender shall be applied towards satisfaction of such of the Obligations secured hereby, and in such order of application, as Lender may elect.  If all of the Obligations are satisfied, Lender will account to Borrower for any surplus realized on such disposition.

SECTION 3

CONDITIONS TO LOAN

3.1                               Conditions to Funding of the Loan on the Closing Date.

The obligation of Lender to disburse the initial $7,000,000 advance of the proceeds of the Loan is subject to the prior or concurrent satisfaction of the conditions set forth below.

(A)                              Performance of Agreements; Truth of Representations and Warranties; No Injunction.  Borrower and all other Persons executing any Loan Document on behalf of Borrower shall have performed in all material respects all agreements which any of the Loan Documents provide shall be performed on or before the Closing Date.  The representations and warranties contained in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date.  No Legal Requirements shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in an adverse effect upon the making, borrowing or repayment of the Loan or the execution, delivery or performance of the Loan Documents.  No Default or Event of Default shall have occurred and then be continuing.

(B)                                Opinion of Counsel.  Lender shall have received and approved written opinions of counsel for Borrower and Rate Cap Issuer including such Persons’ local counsel, in form and substance reasonably satisfactory to Lender and its counsel, dated as of the Closing Date.  By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinion as to Borrower to Lender.

(C)                                Loan Documents.  On or before the Closing Date, Borrower shall execute and deliver and cause to be executed and delivered, to Lender all of the Loan Documents, each, unless otherwise noted, dated the Closing Date, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Promissory Note, of which only the original shall be executed).  Borrower hereby authorizes Lender to file the Financing Statements in such filing offices as Lender elects.

(D)                               Officer’s Certificate.  Lender shall have received and approved an Officer’s Certificate executed by the chief financial officer or similar officer of Borrower stating that: (a) on such date, and after giving effect to the Loan, no Default or Event of Default exists; (b) no material adverse change in the financial condition or operations of the business of Borrower has occurred since June 25, 2004; and (c) the representations and warranties of Borrower set forth in this Agreement and the other Loan Documents are true, and correct in all material respects on and as of such date with the same effect as though made on and as of such date.

(E)                                 Insurance Policies and Endorsements.  Lender shall have received and approved the original policies of insurance required to be maintained under this Agreement and the other Loan Documents, together with endorsements satisfactory to Lender naming Lender as additional insured under such policies.  If such policies are not delivered to Lender, Lender must receive and approve a copy of the insurance policies in question and evidence of such insurance satisfactory to it.

(F)                                 Organizational and Authorization Documents.  Lender shall have received all documents reasonably requested by Lender, including all Organizational Documents, with regard to the due organization, existence, internal governance, power and authority, due authorization, execution and delivery, authorization to do business and good standing of Borrower and such other Persons as Lender may reasonably designate, the validity and binding effect of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender.

(G)                                Closing Statement.  Lender shall have received and approved a closing and disbursement statement executed by Borrower with respect to the disbursement of the proceeds of the Loan.

(H)                               Financial Statements.  Lender shall have received and approved financial statements of Borrower as of June 25, 2004.  Lender shall have received (a) audited historical financial statements for the Borrower (such statements may be unaudited, to the extent audited statements are not available), for the fiscal year 2003 (ending September 26, 2003), and unaudited financial statements for the fiscal year 2004 (to date); (b) an unaudited expense report detailing the Expenses for the Mortgaged Property for the fiscal year 2004 (to date); and (c) a pro forma balance sheet of Borrower dated as of the Closing Date giving effect to the making of the Loan and the transactions occurring on the Closing Date, each accompanied by an Officer’s Certificate.

(I)                                    Budget and Capital Plan.  Lender shall have received and approved the initial Budget and initial Capital Plan for Borrower.

(J)                                   Material Contracts and Other Agreements.  Lender shall have received and approved true, correct and complete certified copies of the Material Contracts, all other operating agreements, service contracts and equipment leases and all permits, licenses and documents pertaining to the Proprietary Rights, in each case, relating to all or any of the Mortgaged Property.

(K)                               Environmental Assessments, Physical Condition Reports and Lender’s Inspection.  Lender shall have received and approved the Environmental Reports and Physical Condition Reports relating to the Mortgaged Property, together with letters from the preparer(s) thereof permitting Lender (and Persons designated by Lender) to rely upon the Environmental Reports and Physical Condition Reports.  To the extent in the possession of, or reasonably obtainable by, the Borrower, a true, correct and complete copy of “as-built” plans and specifications for the Improvements.

(L)                                 Title Policy, Survey, Searches, Perfection and Priority.  Lender shall have received and approved (i) the Title Policy and (ii) a plat of survey of the Land, Improvements and other components of the Mortgaged Property constituting real estate certified to such Persons as Lender may designate and prepared in accordance with Lender’s requirements.  Lender shall have received and approved copies of Uniform Commercial Code financing statement, judgment, tax lien, bankruptcy and litigation search reports of such jurisdictions and offices as Lender may reasonably designate with respect to Borrower and such other Persons as Lender may reasonably require.  Lender shall have received such other evidence as Lender may require confirming that Lender has a perfected first priority security interests and Lien upon the Collateral.

(M)                            Licenses, Permits and Approvals, Zoning and Land Use Compliance.  Lender shall have received and approved (i) a copy of the permanent unconditional certificate of occupancy issued with respect to the Mortgaged Property and all other applicable licenses, permits and approvals required to own, use, occupy, operate and maintain the Mortgaged Property, including all necessary licenses and permits relating to wetlands compliance, and use of water; and (ii) evidence satisfactory to Lender as to the compliance of the Mortgaged Property with all applicable Legal Requirements including letters from the applicable Governmental Authorities confirming such compliance.

(N)                               Reserves.  The initial deposits into the Reserves on the Closing Date, shall have been made (which amounts may, with Lender’s approval, be made from the proceeds of the Loan).

(O)                               Origination Fee.  Lender shall have received its Origination Fee.

(P)                                 Other Documents and Deliveries.  Borrower shall have delivered such other documents and deliveries as are set forth on the Closing Checklist.

(Q)                               Legal Fees; Closing Expenses.  Borrower shall have paid any and all legal fees and expenses of counsel to Lender, together with all recording fees and taxes, title insurance premiums, and other costs and expenses related to the Loan.

(R)                                Rate Cap Agreement.  Borrower shall have provided the Rate Cap Agreement and the Rate Cap Pledge Agreement.  The Rate Cap Issuer shall have consented to the Rate Cap Pledge Agreement and acknowledged such pledge and security interest by executing a consent joinder attached to the Rate Cap Pledge Agreement. In addition, Borrower shall provide evidence satisfactory to Lender of payment in full of all costs and expenses of obtaining the Rate Cap Agreement.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that, after giving effect to the Loan, as of the Closing Date:

4.1                               Organization, Powers, Qualification and Organization Chart.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of formation.  Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and to enter into each Loan Document to which it is a party and to perform the terms thereof.  Borrower’s U.S. taxpayer identification number is set forth on Schedule 4.1(A)-1.  Borrower is duly qualified and in good standing wherever necessary to carry on its present business and operations.  The capitalization chart attached hereto as Schedule 4.1(A)-2 correctly identifies each Person directly owning (and/or indirectly owning twenty percent (20%) or more of) the ownership interests in Borrower.  The principal place of business and chief executive office of Borrower for the five (5) year period preceding the Closing Date is set forth on Schedule 4.1(A)-3.  Borrower has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authorities and the information contained in each of such filings is true, correct and complete in all respects).  Borrower has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority.  Borrower has no Subsidiaries except as set forth on Schedule 4.1(A)-4.

4.2                               Authorization of Borrowing; No Conflicts; Governmental Consents; Binding Obligations and License and Security Interests of Loan Documents.  Borrower has the power and authority to incur the Obligations evidenced by the Note and other Loan Documents, to execute and deliver the Loan Documents and to perform its Obligations, to own the Mortgaged Property and to continue its businesses and affairs as presently conducted.  The incurring of the Obligations and the execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action.  The incurring of the Obligations and the execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not:  (1) violate any provision of law applicable to Borrower or the Mortgaged Property, the Organizational Documents of, or applicable to, Borrower or any order, judgment or decree of any court or other agency of government binding on Borrower or its properties including the Mortgaged Property; (2) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contracts or any other material agreement or document to which Borrower is a party or by which Borrower or its property may be bound; (3) result in or require the creation or imposition of any Lien upon the Mortgaged Property or assets of Borrower (other than the Liens of Lender); or (4) require any approval or consent of any Person under any Material Contracts or any other material agreement or document to which Borrower is a party or by which Borrower or its property may be bound (except to the extent such approvals or consents have been unconditionally obtained on or before the Closing Date).  The incurring of the Obligations, the execution, delivery and performance by Borrower of the Loan Documents and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body (except to the extent unconditionally obtained on or before the Closing Date).  The Loan Documents, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and to the application of general equitable principles in connection with the enforcement thereof.  The recording of the Mortgage, together with the filing of the Financing Statements in connection therewith, create a valid, enforceable and perfected first priority lien and security interest in the Mortgaged Property subject to no other interests, Liens or encumbrances, other than the Permitted Encumbrances.  Borrower is a “registered organization” (as defined in the UCC) organized under the laws of the State of Delaware.

4.3                               Financial Statements.  All financial statements concerning Borrower which have been furnished by Borrower to Lender pursuant to this Agreement have been prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Lender approves such disclosure) and do, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

4.4                               Indebtedness.  As of the Closing Date, after giving effect to the transactions contemplated hereby, Borrower does not have any Indebtedness except for Permitted Indebtedness.  All material Expenses owing or accrued as of the Closing Date, have been paid in full or have been reserved for by deposit into the Reserves.  No claim of any creditor of Borrower exists which, if required to be paid, would have a Material Adverse Effect.

4.5                               No Material Adverse Change.  Since June 25, 2004, no event or change has occurred that has caused or evidences, either individually or together with such other events or changes, a Material Adverse Effect.

4.6                               Title to Property; Liens; Zoning; Contracts; Condition of the Mortgaged Property.

(A)                              Borrower has good and marketable fee simple title to the Land, the Improvements and the other components of the Mortgaged Property, subject only to the Permitted Encumbrances. Except for the Permitted Encumbrances, the Mortgaged Property is free and clear of Liens and other encumbrances.  There are no outstanding Claims and all work, services or materials the provision of which might ripen into a Claim have been fully paid for.  There are no delinquent ground rents, assessments for improvements or other similar outstanding charges or Impositions affecting the Mortgaged Property.  No Improvements lie outside the boundaries and building restriction lines of the Land or encroach onto any easements to any extent (unless affirmatively insured by the Title Policy), and no improvements on adjoining properties encroach upon the Land to any extent which would materially impair the Mortgaged Property.  The Title Policy premium has been fully paid.  Except for customary gap undertakings, neither Borrower, nor, to Borrower’s knowledge, any other Person, has provided any title indemnities (or analogous documentation) or deposits of cash or other security to the title insurer to obtain the Title Policy.  The Permitted Encumbrances do not and will not materially interfere with the security intended to be provided by the Mortgage, the use or operation of the Mortgaged Property, or the marketability or value of the Mortgaged Property.  Borrower will preserve its right, title and interest in and to the Mortgaged Property for so long as the Obligations remain outstanding and will warrant and defend same and the validity and priority of the Mortgage and the Liens arising pursuant to the Loan Documents from and against any and all claims whatsoever other than the Permitted Encumbrances.

(B)                                The Mortgaged Property is zoned for use as industrial light and related amenities, which zoning designation is unconditional, in full force and effect, and is beyond all applicable appeal periods.  Borrower is not in violation of, and, the Mortgaged Property is in full compliance with all applicable zoning, subdivision, land use and other Legal Requirements, the failure of which would have a Material Adverse Effect.  No legal proceedings are pending or, to Borrower’s knowledge threatened, with respect to the compliance of the Mortgaged Property with Legal Requirements.  Neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property and validly created, existing appurtenant perpetual easements insured in the Title Policy or use of public rights of way.  In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other Legal Requirements applicable thereto and without the necessity of obtaining any variances or special permits.  The Mortgaged Property contains not less than 610 parking spaces, which is enough permanent parking spaces to satisfy all requirements imposed by applicable Legal Requirements with respect to parking.  All licenses, certificates of occupancy, permits and other Proprietary Rights necessary to operate the Mortgaged Property as it is currently operated are in full force and effect including all water permits and approvals.  Borrower has not received any written notice of any violation of any such licenses, permits, authorizations, registrations or approvals that materially impair the value of the Mortgaged Property for which such notice was given or which would affect the use or operation of the Mortgaged Property in any material respect, which noticed violation remains uncured.

(C)                                Borrower has provided Lender with true and complete copies of all Material Contracts affecting the Mortgaged Property, all of which are specifically listed on Schedule 4.6(C) hereof.  Except for the Loan Documents and as set forth on Schedule 4.6(C), Borrower is not a party to and neither it nor the Mortgaged Property is bound by any material agreement, document or instrument which is binding upon the Mortgaged Property other than the Loan Documents, the Permitted Encumbrances, the other Material Contracts, if any, and Borrower’s organizational documents, true, correct and complete copies of which have been delivered to

Lender.  Except for the Loan Documents, Borrower is not party to or bound by, nor is any of its property subject to or bound by, any contract or other agreement which restricts its ability to conduct its business at the Mortgaged Property in the ordinary course or, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.  Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract of Borrower which could have a Material Adverse Effect.  No Default or Event of Default exists.

(D)                               All of the Improvements are in good condition and repair.  To Borrower’s knowledge, except as disclosed in the Physical Condition Report or as disclosed on Schedule 4.6(D)-1, there are no latent or patent structural or other significant defects or deficiencies in the Improvements or Fixtures and Personalty. Municipal or private water supply, storm and sanitary sewers, and electrical, gas and telephone facilities are available to the Mortgaged Property to the boundary lines of the Mortgaged Property through publicly dedicated streets or highways or perpetual appurtenant easements insured on the Title Policy as appurtenant easements, are sufficient to meet the reasonable needs of the Mortgaged Property as now used or as otherwise presently contemplated to be used, and are connected to, and is in full unimpaired operation with respect to the Improvements and no other utility facilities are necessary to meet the reasonable needs of the Mortgaged Property as now used.  The design and as-built conditions of the Mortgaged Property are such that surface and storm water does not accumulate on the Mortgaged Property and does not drain from the Mortgaged Property across land of adjacent property owners or others in any manner which would have a Material Adverse Effect or which require any approvals or easements not already obtained.  Except as set forth on Schedule 4.6(D)-2 or on the plat of survey delivered to Lender, no part of the Mortgaged Property is within a flood plain or in a flood hazard area as defined by the Federal Insurance Administration and (except to the extent validly created and existing perpetual appurtenant easements insured in the Title Policy have been created therefor) none of the Improvements create encroachments over, across or upon any of the Mortgaged Property’s boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment.  All irrigation lines servicing the Mortgaged Property are entirely located on the Mortgaged Property or are located on adjacent property pursuant to validly created and existing perpetual appurtenant easements insured as appurtenant easements in the Title Policy.  The Land and Improvements have legally adequate contiguous rights of access to public ways.  All roads necessary for the full utilization of the Land and Improvements for their current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are validly created and existing perpetual appurtenant easements insured as appurtenant easements in the Title Policy.  No offsite improvements are necessary or used for the ownership, use or operation of the Mortgaged Property, other than public utilities.  The Fixtures and Personalty owned by the Borrower are sufficient to own, operate and use the Land and Improvements as currently operated.  Except for the Fixtures and Personalty, no other tangible personal property is located on the Land or in the Improvements.  Borrower has not entered into any agreement or option, and is not otherwise bound, to sell the Mortgaged Property (or any part thereof) or to acquire any additional real estate or Investments.  As of the date hereof, no portion of the Improvements constituting part of the Mortgaged Property or on the Land has been materially damaged, destroyed or injured by fire or other casualty which has not been fully restored.

4.7                               Litigation.  Except as set forth on Schedule 4.7, there are no judgments outstanding against Borrower or binding upon the Mortgaged Property or any property of Borrower, nor is there any litigation, governmental investigation or arbitration pending or, to Borrower’s knowledge, threatened against Borrower.  The judgments, litigation, investigations and arbitrations set forth on Schedule 4.7 will not result, if adversely determined, and could not reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect and do not relate to and will not affect the consummation of the transactions contemplated hereby.  No petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors, or any other action involving debtors’ and creditors’ rights has ever been filed under the laws of the United States of America or any state thereof, or threatened, by or against, Borrower.  There are no mechanics’ or materialmen’s liens, alienable bills or other claims constituting or that may constitute a Lien on the Mortgaged Property or any part thereof, and no work for which any such Lien could be asserted has been performed which has not been fully paid for.  Borrower has not received any notice from any governmental or quasi-governmental body or agency or from any person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Land or Improvements, or any portion thereof, for any public or quasi-public propose or of any moratorium which may affect the use, operation or ownership of the Mortgaged Property.

4.8                               Payment of Taxes.  All tax returns and reports of Borrower required to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges upon and upon the Mortgaged Property, assets, income and franchises which are due and payable or which have been levied, imposed or assessed have been paid in full.  To Borrower’s knowledge, no tax returns of Borrower are under audit.  No tax liens have been filed and, to Borrower’s knowledge no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of Borrower in respect of any taxes or other governmental charges are in accordance with GAAP.  Schedule 4.8 contains a complete and accurate list of all audits of all tax returns that were filed by Borrower since the date of its formation, including a reasonably detailed description of the nature and outcome of each audit.  All taxes that Borrower is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the applicable Governmental Authority.  All tax returns filed by (or that include on a consolidated basis) Borrower are true, correct and complete.  There is no tax sharing agreement that will require any payment by Borrower after the date of this Agreement.  The Borrower does not intend to treat the Loan and related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with the previous sentence, it will promptly notify the Lender thereof.  If the Borrower so notifies Lender, the Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and that Lender may maintain any lists and other records required by such Treasury Regulation.

4.9                               Governmental Regulation; Margin Loan.  Borrower is not, nor after giving effect to the Loan, will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. The Loan is an exempt transaction under the Truth-in-Lending Act (15 U.S.C.A. §§ 1601 et seq.).  Borrower is not a non-resident alien for purposes of U.S. income taxation and Borrower is not a foreign corporation, partnership, foreign trust or foreign estate (as said terms are defined in the Code).  Borrower and its Affiliates are not a Person with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and are not in any dealings or transaction or otherwise associated with Persons named on OFAC’s Specially Designated and Blocked Persons list.  None of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any government or other Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder or any other laws, regulations or executive orders administered by the Office of Foreign Assets Control with the result that an investment in Borrower, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, with the result that the investment in Borrower, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.10                        Employee Benefit Plans; ERISA; Employees.  Except for the Employee Benefit Plans set forth on Schedule 4.10, neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to, or has any obligation under, any Employee Benefit Plans.  Borrower is not an “employee benefit plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and the Mortgaged Property and Borrower’s assets do not constitute plan assets.  No actions, suits or claims under any laws and regulations promulgated pursuant to ERISA are pending or, to Borrower’s knowledge, threatened against Borrower.  Borrower has no knowledge of any material liability incurred by Borrower which remains unsatisfied for any taxes or penalties with respect to any employee benefit plan or any Multiemployer Plan, or of any lien which has been imposed on Borrower’s assets pursuant to section 412 of the Code or section 302 or 4068 of ERISA.  The Loan, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Agreement are not a non-exempt prohibited transaction under ERISA.  Borrower employs a sufficient number of employees to conduct the business of the Mortgaged Property.  Borrower is not a party to any collective bargaining or other employment agreement other than the agreements identified on Schedule 4.10.

4.11                        Intellectual Property.  Borrower possesses, owns or has valid licenses, permits, certificates of public convenience, service marks, authorizations, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights, trade styles, trade dress, logos and other source or business affiliation identifiers, and copyrights, certificates, consents, orders, approvals and other authorizations from, and have made all declarations and filings with, all federal, state, local and other Governmental Authority, all self-regulatory organizations and all courts and other tribunals (collectively, together with the goodwill associated therewith, “Proprietary Rights”) presently required or necessary to own or lease, as the case may be, and to operate, its respective properties and to carry on its business as now conducted, except where the failure to obtain same would not, individually or in the aggregate, have a Material Adverse Effect.  Borrower has fulfilled and performed all of its obligations with respect to such permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or could result in any other material impairment of the rights of the holder of any such permit; and Borrower has not received any notice of any proceeding relating to unenforceability, invalidity, revocation or modification of any Proprietary Rights, except where such revocation, unenforceability, invalidity, or modification would not, individually or in the aggregate, have a Material Adverse Effect.  Borrower has not received any notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or Governmental Authority other than notices relating to Proprietary Rights the loss of which would not, individually or in the aggregate, have a Material Adverse Effect.  Borrower has not received any notice of infringement of, or conflict with, and Borrower does not know of any such infringement of or conflict with, asserted rights of others with respect to any Proprietary Rights which, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

4.12                        Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Note or any of the other transactions contemplated hereby or by any of the Loan Documents based upon any broker or lender engaged by Borrower or any Affiliate of Borrower, except CRESA Partners, who shall be paid by Borrower the full amount of its fee, commission and compensation on the Closing Date.

4.13                        Environmental Compliance.  Except as disclosed in the Environmental Reports, there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to Borrower’s knowledge threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against Borrower, any predecessor owner, tenant or operator or relating to any real property currently or formerly owned, leased or operated by Borrower including the Mortgaged Property.  Except as disclosed in the Environmental Reports, to Borrower’s knowledge, neither Borrower nor any other Person has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against Borrower.  Except as disclosed in the Environmental Reports, to Borrower’s knowledge, no Hazardous Materials in violation of applicable Environmental Laws are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or operated by Borrower, including the Mortgaged Property, or to the knowledge of Borrower, on adjacent parcels of real property, and no part of such real property or, to the knowledge of Borrower no part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials in violation of applicable Environmental Laws or to any extent which has, or might reasonably be expected to have, a Material Adverse Effect.  Except as disclosed in the Environmental Reports, to Borrower’s knowledge, Borrower and the Mortgaged Property has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws.

4.14                        Solvency.  As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Loan Documents, Borrower:  (A) owns assets the fair saleable value of which are (1) greater than the total amount of liabilities (including Contingent Obligations) of Borrower, and (2) greater than the amount that will be required to pay the probable liabilities of Borrower’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (B) has capital that is not insufficient in relation to its business as presently conducted or any contemplated or undertaken transaction; and (C) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.  Borrower has not entered into the Loan Documents or the transactions contemplated under the Loan Documents with the actual intent to hinder, delay, or defraud any creditor.  After giving effect to the transactions occurring on the Closing Date, no Default or Event of Default exists.

4.15                        Disclosure.  The representations and warranties of Borrower contained in the Loan Documents, the financial statements referred to in Section 5.1(A), and any other documents, certificates or written statements furnished to Lender by or on behalf of Borrower for use in connection with the Loan do not contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to Borrower that has had or will have a Material Adverse Effect that has not been disclosed in this Agreement or in such other documents, certificates and statements furnished to Lender by or, on behalf of, Borrower for use in connection with the Loan.

4.16                        Insurance.  Schedule 4.16 sets forth a complete and accurate description of all policies of insurance that will be in effect as of the Closing Date for Borrower and such policies of insurance satisfy all of the requirements of Section 5.4.  Except as disclosed in Schedule 4.16, all premiums thereon have been paid in full through the first anniversary of the Closing Date, no notice of cancellation has been received with respect to such policies and Borrower is in compliance, in all material respects, with all conditions contained in such policies.

4.17                        Budget.  The Approved Budget submitted to Lender for the Mortgaged Property is a true, correct and complete copy of the Budget and Capital Plan in effect on and as of the Closing Date.  A true, correct and complete copy of the initial Approved Budget for the period ending December 31, 2004 is attached hereto as Schedule 4.17.  The Approved Budget and all of the amounts set forth therein, present a true, full and complete line itemization (by category for the fiscal year to which such Annual Budget applies) of all reasonably estimated Expenses which Borrower expects to pay or anticipates becoming obligated to pay with respect to the Mortgaged Property.  No material capital expenditures with respect to the Mortgaged Property are being incurred, contemplated or are reasonably necessary, except as specified in the Approved Budget.

4.18                        Accounts.  Schedule 4.18 sets forth a complete and accurate itemization of all of Borrower’s time, demand, securities or similar Accounts that are in existence as of the Closing Date.

4.19                        Management Agreement.  Borrower is not party to any property management agreement pertaining to the Mortgaged Property nor has it otherwise contracted with any managing agent to assist Borrower in the management and operation of the Mortgaged Property.

4.20                        Special Assessments; Taxes.  There are no pending or, to the knowledge of Borrower proposed, special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor, to Borrower’s knowledge, are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.  Borrower has provided Lender with true, correct and complete copies of all bills and invoices for Impositions which have been levied or assessed against or are outstanding with respect to the Mortgaged Property.  Borrower has provided Lender with a true, correct and complete schedule of the assessment of the Mortgaged Property in effect as of the Closing Date.  Borrower has not received any notice that any portion of the Mortgaged Property has been re-assessed or is currently the subject of a reassessment.  No portion of the Mortgaged Property is exempt from taxation or constitutes an “omitted” tax parcel.  No Impositions are currently delinquent or outstanding with respect to the Mortgaged Property.  Except as disclosed on Schedule 4.20 attached hereto, no tax contests of any Impositions or assessments are currently pending.  The Land and Improvements constitute a separate tax lot or lots, with a separate tax assessment or assessments, independent of any other land or improvements not constituting a part of the Mortgaged Property and no other land or improvements is assessed and taxed together with any portion of the Mortgaged Property.

4.21                        Leases.  There are no Leases or other arrangements for occupancy of space within the Mortgaged Property that are currently in effect.  The Mortgaged Property is occupied solely by Borrower.

4.22                        Representations Remade.  Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing.  All representations and warranties made in the other Loan Document or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to the Loan Documents shall be deemed to have been relied upon by Lender, notwithstanding any investigation made by or on behalf of Lender.  All such representations and warranties shall survive the making of the Loan and any or all of the advances of the Loan and shall continue in full force and effect until such time as the Loan has been paid in full.

SECTION 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as this Agreement shall remain in effect or the Note shall remain outstanding, Borrower shall perform and comply with all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.  Borrower will maintain a system of accounting in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower with respect to all items of income and expense in connection with the operation of the Mortgaged Property.

(A)                              Financial Statements.  Within one hundred fifty (150) days after the end of each fiscal year of Borrower, Borrower shall provide to Lender true and complete annual audited consolidated financial statements for Borrower prepared in accordance with GAAP.  Such financial statements shall (x) be audited by a so-called “Big-4” accounting firm or another independent certified public accounting firm reasonably satisfactory to Lender and (y) include a balance sheet as of the end of such year, profit and loss statements for such year and a statement of cash flow for such year, with such detailed supporting schedules specifically covering the operation of the Mortgaged Property as Lender shall reasonably require including a reconciliation to the monthly reports and statements delivered to Lender and include an itemized accounting of all Expenses for the Mortgaged Property.  As soon as reasonably practicable (but in any event within sixty (60) days) after the end of each fiscal quarter, Borrower shall provide to Lender a true and complete quarterly cash flow, balance sheet, and operating statement for Borrower, certified by the chief financial officer (or similar position) of Borrower which quarterly statements shall be in form and substance acceptable to Lender.  Such quarterly statements shall be compared to the prior year’s quarter and year-to-date, to the extent available, and to the then applicable Approved Budget.  Borrower shall also provide such other financial information as Lender may, from time to time, reasonably request, certified (if requested by Lender) by the applicable chief financial officer (or similar position).  Borrower will deliver, concurrently with the annual and quarterly statements, a certificate of its chief financial officer (or analogous position) certifying that no Default or Event of Default has occurred.  Borrower shall provide Lender reasonable prior notice of any change to its fiscal year, which, as of the date hereof, ends as set forth on Schedule 5.1(A) for the fiscal years during the term of this Agreement.

(B)                                Accountants’ Certification.  Together with each delivery of annual financial statements of Borrower pursuant to subsection 5.1(A), Borrower will deliver a written statement by its independent certified public accountants (1) stating that the examination has included a review of the terms of this Agreement as such terms relate to accounting matters, (2) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default (of which said accountants may be aware from said review, and without obligation to review other aspects of this Agreement or to review any of the other Loan Documents) has come to their attention, and (3) if such a condition or event has come to their attention, specifying the nature and period of existence thereof.

(C)                                Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

(D)                               Annual Budgets and Capital Plans.  Not later than thirty (30) days prior to the end of each fiscal year of Borrower, Borrower shall deliver a Budget and a Capital Plan for the following calendar year for the Mortgaged Property to Lender for its review and approval (the Budget and Capital Plan are collectively referred to as the “Annual Budget” and the Annual Budget approved by Lender is referred to herein as the “Approved Budget”).  Lender shall have thirty (30) days to approve or reject each proposed Annual Budget (such approval not to be unreasonably withheld).  If Lender disapproves the Annual Budget, which disapproval shall specify the respects in which it is unacceptable, Borrower shall resubmit same to Lender for its review until such time as the Annual Budget is approved by Lender.  Borrower shall not modify any Approved Budget without Lender’s approval.  Borrower shall have the right to request the approval of Lender for quarterly adjustments to the Approved Budget, in which event, Lender shall approve or reject any such proposed quarterly adjustments to the Approved Budget within ten (10) days after such request.  Borrower shall not incur any Expenses which are not set forth in the Approved Budget approved by Lender.  Borrower shall, within one hundred twenty (120) days after the end of each fiscal year during the term of the Loan, deliver to Lender an annual summary of any and all Capital Expenditures made at the Mortgaged Property during the prior twelve (12) month period.  Borrower shall provide Lender with prior written notification of any material modifications to the budget for, or the plans and specifications of, the Initial Projects.  Additionally, Borrower shall provide to Lender information regarding the status and progress of the Initial Projects promptly after request from Lender from time to time.

(E)                                 Notices, Events of Default and Litigation.  Borrower shall promptly deliver, or cause to be delivered, copies of all notices, demands, reports or requests given to, or received by Borrower from, any Governmental Authorities or with respect to any Indebtedness of Borrower or any Material Contracts, and shall notify Lender within two (2) Business Days after Borrower receives notice or acquires knowledge of, any violation of Legal Requirements, investigation, subpoena or audit by any Governmental Authority or default with respect to the Mortgaged Property or any Indebtedness or Material Contracts.  Promptly upon Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of such Person’s chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes an Event of Default or Default; and/or (2) or any fact, circumstance, event or condition which has, or would reasonably be expected to have, a Material Adverse Effect.  Promptly upon Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the Mortgaged Property, or any other property of Borrower or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or the Mortgaged Property or any other property of Borrower, Borrower will give notice thereof to Lender and provide such other information as may be available to it to enable Lender and its counsel to evaluate such matters.

(F)                                 ERISA.  Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as Lender, in its sole discretion, may request, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true: (i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(G)                                Tax Returns.  Borrower will deliver to Lender copies of all federal and state income and other tax returns, schedules, statements and reports to its owners within ten (10) days after the earlier of filing or delivery of such tax returns or other items with the Internal Revenue Service or the applicable Governmental Authority or delivery to its owners.

(H)                               Estoppel Certificates.  Within ten (10) Business Days following a request by Lender, Borrower shall provide to Lender, a duly acknowledged written statement confirming the amount of the outstanding Obligations, the terms of payment and maturity date of the Note, the date to which interest has been paid, and whether, to Borrower’s knowledge, any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail.

(I)                                    Other.  With reasonable promptness, Borrower will deliver such other information and data with respect to Borrower as from time to time may be reasonably requested by Lender.  In addition, Borrower shall deliver to Lender, a copy (certified as correct and complete by the chief financial officer of Borrower or analogous officer) of all reports, summaries, tax returns, tax schedules and material correspondence given to its stockholders with respect to Borrower concurrently with the giving of such items to such Person(s).  Borrower shall deliver, or cause to be delivered, to Lender annually, concurrently with the renewal of the insurance policies required hereunder, an Officer’s Certificate stating that the insurance policies required to be delivered to Lender pursuant to Section 5.4 are maintained with insurers who comply with the terms of Section 5.4, setting forth a schedule describing all premiums required to be paid by Borrower to maintain the policies of insurance required under Section 5.4, and confirming full payment of all such premiums.  Borrower will, promptly after it obtains knowledge of such change, notify Lender of any change in the information set forth in Schedule 4.1(A)-2 and, upon request from Lender from time to time, will, within five (5) Business Days after such request is given to Borrower, provide Lender with either an updated Schedule 4.1(A)-(2) certified by Borrower as true and complete or a certificate of Borrower to the effect that the information set forth on Schedule 4.1(A)-2 has not changed except as previously expressly disclosed in writing to Lender.

(J)                                   Electronic Format.  Borrower will provide to Lender a copy of any reports, notices, statements or other deliveries required pursuant to this Section 5.1 in an electronic format reasonably satisfactory to Lender.

5.2                               Existence; Qualification.  Borrower will at all times preserve and keep in full force and effect its existence, and all rights and franchises material to its respective business.  Borrower will continue to be qualified in all jurisdictions in which it is required to qualify.

5.3                               Payment of Impositions and Lien Claims; Permitted Contests.

(A)                              Subject to Section 5.3(B), Borrower will pay, or cause payment of, (i) all Imposition before in each instance any penalty or fine is incurred with respect thereto, (ii) all claims (“Claims”) (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or Borrower, before in each instance any penalty or fine is incurred with respect thereto, and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments levied, imposed, confirmed or assessed against Borrower, its business, income, liabilities or assets or the Mortgaged Property, before in each instance any penalty or fine is incurred with respect thereto.

(B)                                With prior notice to Lender, Borrower shall have the right to pay Impositions, in full, under “protest.” Notwithstanding Section 5.3(A), Borrower shall not be required to pay, discharge or remove or cause payment, discharge or removal of any Imposition or Claims pertaining to labor, services, materials and supplies supplied to the Land and Improvements so long as Borrower contests (each such contest, a “Permitted Contest”) in good faith such Imposition or Claims or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof so long as: (a) at least thirty (30) days prior to the date on which such Imposition or Claims would otherwise have become delinquent, Borrower shall have given Lender notice of its intent to contest said Imposition, (b) at least thirty (30) days prior to the date on which such Imposition would otherwise have become delinquent, Borrower shall have deposited with Lender (or with a court of competent jurisdiction or other appropriate Person approved by Lender) such additional amounts or other security as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty-five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Claims then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon, (c) no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s reasonable judgment, during the pendency of such contest, (d) such contest does not, in Lender’s reasonable discretion, have a Material Adverse Effect and (e) in the case of Claims, the liens, if any, securing the Claims in question have been defeased or bonded against in a manner satisfactory to Lender.  Each Permitted Contest shall be prosecuted, at Borrower’s sole cost and expense, with reasonable diligence, and Borrower shall promptly pay, or cause payment of, the amount of such Imposition or Claims as finally determined, together with all interest and penalties payable in connection with such Permitted Contest.  Lender, in its sole discretion, may apply any amount or other security deposited with Lender under this subsection or otherwise to the payment of any unpaid Imposition or Claims to prevent the sale, loss or forfeiture of the Mortgaged Property or any portion thereof.  Lender shall not be liable for any failure to so apply any amount or other security deposited.  Any surplus retained by Lender after payment of the Imposition or Claims for which a deposit was made shall be repaid to Borrower unless an Event of Default exists, in which case the surplus may be applied by Lender to the Obligations.  Notwithstanding any provision of this Section 5.3 to the contrary, Borrower shall promptly pay any Imposition or Claims which it might otherwise be entitled to contest if, in reasonable determination of Lender, the Mortgaged Property or any portion thereof is in jeopardy or in danger of being forfeited or foreclosed.  If Borrower refuses to pay any such Imposition or Claims, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such advances which advances will bear interest at the Default Rate.

(C)                                Subject to Section 2.6, Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its interests in, or measured by amounts payable under, the Note, this Agreement, the Mortgage or any other Loan Document (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Note or any of the other Loan Documents.  If Borrower fails to make such payment within five (5) days after notice thereof from Lender,

Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such advances which will bear interest at the Default Rate.  If applicable law prohibits Borrower from paying such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then Lender may declare Borrower’s Obligations to be immediately due and payable, upon ninety (90) days’ prior written notice.

5.4                               Insurance.

(A)                              Borrower shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to Lender, the following policies of insurance with respect to the Mortgaged Property and Borrower, as applicable:

(i)                                     Property insurance on a special form causes of loss basis (so-called “all risk” coverage) for not less than $15,000,000 with deductibles as approved by Lender.  The policy should contain the following endorsements: (a) Agreed Amount (waiving co-insurance penalties), (b) “Building Ordinance or Law” coverage and (c) a standard mortgagee clause acceptable to Lender.  Such policy will also include the following coverage: (i) comprehensive boiler and machinery coverage in amounts as determined by Lender; (ii) earthquake and earth movement for not less than $10,000,000 with deductibles, as approved by Lender; and (iii) flood insurance if the Improvements are located in a special flood hazard area as designated by the Director of the Federal Emergency Management Agency, in sufficient amounts as determined by Lender.

(ii)                                  Insurance against extra expense or business interruption, in amounts satisfactory to Lender, but not less than eighteen (18) months gross rent or gross income from the Mortgaged Property including stabilized management fees and applicable reserve deposits plus debt service.  The perils covered by this policy shall be the same as those accepted on the Mortgaged Property including flood, earthquake and earth movement.

(iii)                               Commercial general liability insurance covering bodily injury and property damage occurring on, in or about the Mortgaged Property and any adjoining streets, sidewalks, and passageways arising out of or connected with the possession, use, leasing, operation, or condition of the Mortgaged Property.  Policy limits will be not less than $1,000,000 per occurrence, $2,000,000 per location in the aggregate with respect to the Mortgaged Property and $1,000,000 per occurrence, $2,000,000 per location in the aggregate with respect to Borrower.  Such coverage shall include but not be limited to premises/ operations, products/completed operations and personal injury.

(iv)                              Umbrella excess liability insurance for not less than $10,000,000 with respect to the Mortgaged Property and $10,000,000 with respect to Borrower.

(v)                                 Worker’s Compensation and other statutory coverage as required by the state where the Mortgaged Property is located to protect Borrower and Lender against claims for injuries sustained in the course of employment at the Mortgaged Property.

(vi)                              [INTENTIONALLY OMITTED]

(vii)                           During the course of construction of Improvements, Borrower will obtain (1) commercial general liability insurance including contractual liability, in the amount of $1,000,000 primary and $10,000,000 excess liability in the aggregate (the policy shall provide coverage on an occurrence basis against claims for personal injury, bodily injury and death or property damage occurring on, in or about the Mortgaged Property and the adjoining streets, sidewalks and passageways.  In addition, Borrower shall require all contractors and subcontractors, architects and engineers to provide appropriate insurance coverage); and (2) Builder’s risk insurance on a completed value basis protecting against “all risks” of physical loss, including collapse during construction, water damage, flood, earthquake and transit coverage (coverage should be on a non-reporting form, covering the total value of work performed and equipment, supplies and materials furnished (with an appropriate limit for soft costs in the case of construction) with deductibles approved by Lender). The builder’s risk insurance shall not contain a permission to occupy limitation.  Borrower agrees to consult with Lender prior to commencing the construction of any Improvements and to comply with all reasonable special insurance requirements of Lender pertaining to any construction.

(viii)                        When and to the extent required by Lender, insurance against loss or damage by any other risk commonly insured against by Persons (or which would be insured against by a reasonably prudent Person) occupying or using like properties in the locality or localities in which the Mortgaged Property is situated.

(B)                                Except for Borrower’s “differences in coverage” policies, no policies shall contain any exclusion for terrorism, terrorist activities or similar activities. All insurance policies required pursuant to this Agreement shall be endorsed to provide that:  (i) Lender, its successors, and/or assigns, is named as mortgagee with respect to the all risk property; as a loss payee with respect to all rent/business interruption /extra expense coverage; as additional named insured on all liability coverage, with the understanding that any obligation imposed upon the insureds (including the liability to pay premiums) shall be the sole obligation of Borrower and not of any other insured; (ii) the interests of Lender shall not be invalidated by any action or inaction of Borrower or any other Person, and such policies shall insure Lender regardless of any breach or violation by Borrower or any other Person of any warranties, declaration or conditions in such policies; (iii) the insurer under each such policy shall waive all rights of subrogation against Lender, any right to set-off and counterclaim and any other right to deduction, whether by attachment or otherwise; (iv) such insurance shall be primary and without right of contribution of any other insurance carried by or on behalf of Lender with respect to its interest in the Mortgaged Property; (v) if such insurance is canceled for any reason whatsoever, including nonpayment of premium or, if any substantial modification, change or reduction is made in the coverage which affects the interests of Lender, such cancellation, modification, change or reduction in coverage shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer; and (vi) any such insurance shall be endorsed to provide in as much as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(C)                                Borrower shall deliver to Lender a copy of each insurance policy with further evidence of such insurance acceptable to Lender, together with a copy of the declaration page for each such policy.  Borrower shall deliver renewal certificates and binders no later than five (5) days prior to the expiration of each policy, provided that Lender shall be provided copies of the policies promptly upon the Borrower receiving same.  Borrower shall deliver a renewed policy or policies, or duplicate original or originals thereof, with standard non-contributory mortgagee clause in favor of and acceptable to Lender.  Upon request of Lender, Borrower shall cause its insurance underwriter or broker to certify to Lender in writing that all the requirements of this Agreement applicable to Borrower governing insurance have been satisfied.  Borrower shall comply promptly with and conform to (i) all provisions of each such insurance policy and (ii) all requirements of the insurers applicable to Borrower as respects use, occupancy, possession, operation, maintenance, alteration or repair of the Mortgaged Property.  Borrower shall not use or permit the use of the Mortgaged Property in any manner that would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Agreement.  No insurance policy may provide for assessments to be made against Lender or Lender’s servicer, if any.  If a policy permits assessments against others, such policy must waive any right to a Lien upon the Mortgaged Property and no such assessments may result in a Lien against the Mortgaged Property.  The insurance coverage required under this Section 5.4 may be effected under a blanket policy or policies covering the Mortgaged Property and other properties and assets not constituting a part of the Mortgaged Property; provided that any such blanket policy shall specify the portion of the total coverage of such policy that is allocated to the Mortgaged Property, and any sublimits in such blanket policy applicable to the Mortgaged Property, which amounts shall not be less than the amounts required pursuant to this Section 5.4 and which shall in any case comply in all other respects with all of the requirements of this Section 5.4.  Borrower shall comply with all insurance requirements and shall not bring or keep or permit to be brought or kept any article upon the Mortgaged Property or cause or permit any condition to exist thereon which would be prohibited by any insurance requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Mortgaged Property pursuant to this Section 5.4.  Borrower will not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 5.4 unless such insurance complies with this Section 5.4.  All insurance policies shall be in form, with endorsements, risk coverage, deductibles and amounts and maintained with companies approved by Lender, such approval not to be unreasonably withheld or delayed.  Without limiting Lender’s ability to approve the aforementioned, an insurance company shall not be reasonably satisfactory unless such insurance company (a) has a rating of a least A with financial size of Class X or better as specified in Best’s Key Rating Guide (other than with respect to worker’s compensation insurance, which shall be with companies approved by Lender), (b) is licensed or authorized to do business, as required under applicable law, in the State where the Mortgaged Property is located and (c) a claims-paying ability rating by S&P of not less than “A+” and an equivalent rating by another Rating Agency (other than with respect to workers’ compensation insurance, which shall be with companies approved by Lender).  All insurance policies insuring against casualty, rent loss and business interruption and other appropriate policies shall provide that no claims greater than $25,000 be paid thereunder without thirty (30) days advance written notice to Lender.  Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefore and all liability, if any, with respect thereto.  If Borrower fails to provide to Lender the policies of insurance required by this Section 5.4 or any other Loan Documents, Lender may (but shall have no obligation to) procure such insurance or single-interest insurance for such risks covering Lender’s interest and Borrower will pay all premiums thereon promptly upon demand by Lender, and until such payment is made by Borrower, the amount of all such premiums shall bear interest at the Default Rate and shall constitute additions to the Obligations.

5.5                               Tax Reserve and Insurance Reserve.

(A)                              Tax Reserve.  Borrower shall deposit (or cause to be deposited) with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), monthly, on each Payment Date, 1/12th of the annual charges (as estimated by Lender) for all Impositions relating to the Mortgaged Property.  Borrower shall also deposit with Lender, simultaneously with such monthly deposits and/or on the Closing Date, a sum of money which, together with such monthly deposits, will be sufficient to make the payment of each such charge at least thirty (30) days prior to the date finally delinquent.  Should such charges not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of Lender’s estimate.  When the charges are fixed for the then current year or period, Borrower shall deposit any deficiency within fifteen (15) days following Lender’s demand, and to the extent there is any excess, such amount shall, upon written request, be returned to Borrower.  Should an Event of Default occur, the funds so deposited may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Obligations or any other charges affecting the Mortgaged Property as Lender in its sole and absolute discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided.  Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges at least ten (10) days prior to the date on which each payment thereof shall first become delinquent.  So long as (i) no Event of Default exists, (ii) Borrower has provided Lender with the foregoing bills and other documents in a timely manner, and (iii) sufficient funds are held by Lender for the payment of such charges, as applicable, Lender shall pay said items or allow such funds to be released to Borrower for it to pay said items.  All refunds of Impositions shall be deposited into the tax Reserve.

(B)                                Insurance Reserve.

(i)                                     Borrower shall, for purposes of creating an initial reserve for payment of insurance premiums, deposit (or cause to be deposited) with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), on the Closing Date, 2/12th of the allocated annual charges (as estimated by Lender) for all insurance premiums with respect to the insurance required pursuant to Section 5.4 with respect to the Mortgaged Property.  In the event the annual charges for such insurance premiums increase after the Closing Date by more than ten percent (10%), Borrower shall deposit with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), 2/12th of the amount of such increase. To the extent that funds on deposit with Lender pursuant to this Section 5.5(B)(i) exceed the amount, as estimated by Lender, required to be on deposit with Lender, pursuant to this Section 5.5(B)(i), Lender shall, promptly after Borrower’s request, return such excess to the Borrower.  Borrower shall be responsible for the payment of the insurance premiums relating to the Mortgaged Property on a timely basis, without disbursements being made from the Insurance Escrow Account; provided that Borrower shall require its insurance broker or insurance carrier, on a quarterly basis, to (y) provide Lender with confirmation of the payment of any insurance premiums and (z) notify Lender of any default by Borrower in the payment of any insurance premiums.

(ii)                                  After the occurrence, and during the continuance, of an Event of Default, the provisions of this Section 5.5(B)(ii) shall apply.  Borrower shall deposit (or cause to be deposited) with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), monthly, on each Payment Date, (i) 1/12th of the allocated annual charges (as estimated by Lender) for all insurance premiums with respect to the insurance required pursuant to Section 5.4 relating to the Mortgaged Property and (ii) a sum of money which, together with such monthly deposits, will be sufficient to make the payment of each such charge at least fifteen (15) days prior to the date finally delinquent.  Should such charges not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of 110% of the charges for the prior year or payment period, as reasonably estimated by Lender.  When the charges are fixed for the then current year or period, the Borrower shall deposit any deficiency within thirty (30) days following demand, and to the extent there is any excess, such amount shall, upon written request, be returned to Borrower.  The funds so deposited may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Obligations or any other charges affecting the Mortgaged Property, as Lender in its sole and absolute discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided.  Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges at least ten (10) days prior to the date on which each payment thereof shall first become delinquent.  So long as (i) no Event of Default exists, (ii) Borrower has provided Lender with the foregoing bills and other documents in a timely manner, and (iii) sufficient funds are held by Lender for the payment of the then due insurance premiums relating to the Mortgaged Property, Lender shall pay said items or disburse to the Borrower from the funds deposited pursuant to the Section 5.5(B)(ii) an amount sufficient to pay said items, provided, however, Lender will not be required to disburse funds deposited pursuant to Section 5.5(B)(i).

(C)                                Interest on Funds In Reserves.  Funds on deposit with Lender pursuant to Section 5.5 will accrue interest at money market account rates at a financial institution in New York, New York selected, from time to time by Lender (and, in the absence of such selection, at money market account rates for “money market” accounts of similar size paid by JP Morgan Chase Bank).  Such interest shall, for all tax purposes, constitute income to the Borrower, and will be deemed added to, and constitute part of the funds deposited with Lender pursuant to Section 5.5.

5.6                               Maintenance of Mortgaged Property.  Borrower will maintain or cause the Mortgaged Property to be maintained in compliance with all Legal Requirements and in good repair, working order and condition and will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Without regard as to whether Proceeds are made available to Borrower for such purposes, Borrower will promptly restore and repair all loss or damage occasioned by (i) any casualty which has occurred to at least the condition existing prior to any such casualty or (ii) any condemnation to an economically and structurally integrated unit.  Borrower will prevent any act or thing which might materially impair the value or usefulness of the Mortgaged Property.  Borrower will not commit or permit any waste of the Mortgaged Property or any part thereof.

5.7                               Inspection; Lender Meeting.  Borrower shall, upon reasonable request from Lender, permit (and cause to be permitted) Lender’s designated representatives to (a) visit, examine, audit, and inspect the Mortgaged Property, (b) examine, audit, inspect, and abstract Borrower’s financial, accounting and other books and records, (c) copy and duplicate any books and records of Borrower pertaining to the Mortgaged Property and (d) discuss Borrower’s and the Mortgaged Property’s affairs, finances and business with Borrower’s officers, senior management, representatives, independent public accountants and agents (including any property manager for the Mortgaged Property, or portion thereof).  Borrower shall cause its books and records to be maintained at Borrower’s principal offices located at 440 Kings Village Road, Scotts Valley, California 95066.  Borrower will not change its principal offices or the location where its books and records are kept without giving at least thirty (30) days’ advance notice to Lender.  Borrower shall pay Lender’s costs and expenses incurred in connection with such audit if an Event of Default has occurred and is continuing at the time of the commencement of the audit or if any audit reveals any discrepancy of five percent (5%) or greater, in Lender’s reasonable judgment, in the financial information provided by Borrower.  All audits, inspections and reports shall be made for the sole benefit of Lender.  Neither Lender nor Lender’s auditors, inspectors, representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports.  Borrower will not rely upon any of such audits, inspections or reports.  The performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of the Loans Documents.  Neither Lender nor any other of Lender’s inspectors, representatives, agents or contractors, shall be responsible for any matters related to design or construction of the Improvements or any Construction.  Borrower shall cooperate, from time to time, with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Mortgaged Property.  Such cooperation and assistance from Borrower shall include reasonable access to the Mortgaged Property and books and records pertaining to the Mortgaged Property for Lender and its appraiser.  The appraiser performing any such appraisal shall be engaged by Lender.  Borrower shall not be responsible for the expenses of any such appraisal provided, however, Borrower shall pay the fees of such appraiser in connection with one appraisal of the Mortgaged Property during the term of the Loan and any such appraisal when conducted following the occurrence of an Event of Default.  Borrower shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

5.8                               Environmental Compliance.  Borrower shall:  (a) comply (or cause compliance) at all times with all applicable Environmental Laws in all material respects, and (b) promptly take, or cause to be taken, any and all necessary remedial actions upon obtaining knowledge of the presence, storage, use, disposal, transportation, release or discharge of any Hazardous Materials on, under or about the Mortgaged Property which has a Material Adverse Effect or is in violation of any Environmental Laws.  Borrower shall cause all remedial action with respect to Hazardous Material on, under or about the Mortgaged Property, to comply with all applicable Environmental Laws and the applicable policies, orders and directives of all federal, state and local Governmental Authorities.  If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, Borrower or related to the Mortgaged Property, Borrower shall, upon request from Lender, provide Lender with such reports, certificates, engineering studies and other written material or data as Lender may reasonably require to confirm compliance by Borrower and the Mortgaged Property with all applicable Environmental Laws.  Borrower shall permit Lender, its authorized representatives, consultants or other Persons retained by Lender to enter upon, examine, test and inspect the Mortgaged Property with regard to compliance with Environmental Laws, the presence of Hazardous Materials and the environmental condition of the Mortgaged Property and properties adjacent to the Land.  Such entry, examination, testing and inspecting and reporting shall be at the expense of Borrower if (x) an Event of Default has occurred or (y) Lender has reasonably determined that there may be a violation of Environmental Law or any liability arising under Environmental Law, which expense shall be paid by Borrower to Lender upon demand.

5.9                               Environmental Disclosure.  Borrower shall immediately upon becoming aware thereof advise Lender in writing and in reasonable detail of:  (1) any release, disposal or discharge of any Hazardous Material at the Mortgaged Property required to be reported to any federal, state or local governmental or regulatory agency under all applicable Environmental Laws; (2) any and all written communications sent or received by Borrower or its agents with respect to any Environmental Claims or any release, disposal or discharge of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency; (3) any remedial action taken by Borrower or any other Person in response to any Hazardous Material on, under or about any real property owned, leased or operated by Borrower or the Mortgaged Property or its agents, the existence of which could result in an Environmental Claim; (4) the discovery by Borrower or its agents of any occurrence or condition on any real property adjoining or in the vicinity of the Mortgaged Property could cause such real property or any part thereof to be classified as “border-zone property” or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; (5) any request for information from any Governmental Authority that indicates such Governmental Authority is investigating whether Borrower or another present or former occupant of the Mortgaged Property may be potentially responsible for a release, disposal or discharge of Hazardous Materials from any of the Mortgaged Property; and (6) the release, existence, disposal or discharge of Hazardous Material which could reasonably be anticipated to have a Material Adverse Effect.  Borrower shall promptly notify Lender of any proposed action to be taken by Borrower to commence any operations that could reasonably be expected to subject Borrower to additional laws, rules or regulations, including laws, rules and regulations requiring additional or amended environmental permits or licenses.  Borrower shall, at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.9.

5.10                        Compliance with Laws, Employee Benefit Plans and Contractual Obligations.  Borrower will promptly and faithfully (A) comply and cause the Mortgaged Property to comply,

in all material respects, with the requirements of all Legal Requirements including the Prescribed Laws, and the orders and requirements of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business and of every board of fire underwriters or similar body exercising similar functions, (B) maintain all licenses, certificates of occupancy, permits and Proprietary Rights now held or hereafter acquired by it or with respect to which a Material Adverse Effect will result if same are not existing and held by Borrower and (C) perform, observe, comply and fulfill all of its obligations, covenants and conditions contained in the Loan Documents and, with respect to material obligations, covenants and conditions only, the Material Contracts.  Borrower shall: (i) promptly notify Lender of any claim made against Borrower that Borrower is in default under any Material Contract or that any other party is in default under any Material Contract; (ii) not terminate, or permit termination of, any Material Contract (unless such termination could not be reasonably expected to have a Material Adverse Effect due to replacement contracts or otherwise), and (iii) not enter into, amend or modify any Material Contract (unless such amendment could not reasonably be expected to have a Material Adverse Effect), in each case under clause (ii) and (iii), without first obtaining the prior written approval of Lender, such approval not to be unreasonably withheld with respect to any Material Contract other than a Lease or any agreement with respect to the management of the Mortgaged Property.  Except for the plans described in Schedule 4.10, Borrower is not a party to, and will not establish, any Employee Benefit Plan.  Except for the plans described in Schedule 4.10, Borrower will not commence making contributions to (or obligate itself to make contributions to) any Employee Benefit Plan.

5.11                        Further Assurances.  Borrower shall, from time to time, at its sole cost and expense, execute and/or deliver, or cause execution and/or delivery of, such documents, agreements and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents.  Borrower shall execute any documents and take any other actions necessary to provide Lender with a first priority, perfected security interest in the Reserves and the other Collateral.  Borrower shall, at Borrower’s sole cost and expense: (i) upon Lender’s request therefore given from time to time (but not more frequently than once per calendar year unless an Event of Default then exists) pay for (a) current reports of Uniform Commercial Code, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower, (b) current good standing and existence certificates with respect to Borrower and (c) current searches of title to the Mortgaged Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender; (ii) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents; and (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the other Collateral at any time securing or intended to secure the Obligations, as Lender may require in Lender’s reasonable discretion.  Borrower shall promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by this Agreement and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created under the Loan Documents or to enable Lender to exercise and enforce their rights and remedies hereunder, in respect of the Collateral.

5.12                        Rate Cap Payment.  Borrower shall cause all amounts payable by the Rate Cap Issuer under the Rate Cap Agreement to be paid directly to Lender for application to the then due or next accruing interest Obligations of the Borrower.

5.13                        Future Advance Amount.

(A)                              The Future Advance shall not be advanced by Lender nor disbursed to Borrower except in accordance with the provisions of this Section 5.13.  As consideration for Lender’s agreement to advance the Future Advance in accordance with the terms of this Section 5.13, from the date of the Closing until the Advancement Date (as defined below) or, if not disbursed, the Maturity Date, Borrower shall pay interest (such payments sometimes referred to herein as the “Future Advance Fee”) on the full amount of the Future Advance (notwithstanding that such amount has not been advanced) at the Advance Interest Rate as an unused Loan fee.  From and after the Advancement Date, Borrower shall pay interest on the Future Advance in accordance with Section 2.2.

(B)                                The Future Advance shall be disbursed by Lender to Borrower, in one (1) installment, upon the occurrence of one of the following: (i) a Qualified Public Offering, (ii) a Qualified Sale Transaction, or (iii) a Permitted Rezoning, provided the value of the Land after such Permitted Rezoning, in Lender’s reasonable judgment, is no less than $20,000,000.  Notwithstanding the foregoing, the obligation of Lender to disburse the Future Advance to Borrower is subject to the satisfaction of the following additional conditions precedent, as determined by Lender, it its reasonable discretion:  (x) there shall exist no uncured Event of Default, nor shall any set of circumstances then exist which, with the passage of time and/or the giving of notice, or both, could constitute an Event of Default, (y) all representations and warranties contained in the Loan Documents shall be true, correct and complete in all material respects on and as of the date of disbursement of the Future Advance (the “Advancement Date”) to the same extent as though made on and as of the Advancement Date, and (z) Lender shall have received an Officer’s Certificate certifying that, after giving effect to the Future Advance, all conditions to the Future Advance have been satisfied.  In addition, at Lender’s request, the Title Policy shall, at Borrower’s expense, be endorsed with a “modified CLTA 122 endorsement,” in the form attached hereto as Schedule 5.13 issued by the Title Company increasing the principal amount insured to $12,000,000, which endorsement shall not show any title exceptions other than the Permitted Encumbrances.

(C)                                Disbursement of the Future Advance shall occur at such time as the conditions set forth in Section 5.13(B) are satisfied, but not later than ninety (90) days prior to the Maturity Date (the “End Date”).  Borrower must request disbursement of the Future Advance in writing, which request must be received by Lender (i) at least five (5) days prior to the date when such amount is requested to be received by Borrower and (ii) no later than ten (10) days prior to the End Date.

(D)                               Full prepayment of the Loan prior to the Advancement Date shall terminate Lender’s obligations to disburse the Future Advance.

5.14                        Government Regulation.  Borrower shall use the proceeds of the Loan only for the purposes set forth in this Agreement and consistent with all applicable laws, statutes, rules and regulations.  No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any other Legal Requirements.  Borrower and its Affiliates shall not become a Person with whom Lender is restricted from doing business with under regulations of OFAC (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and shall not engage in any dealings or transaction or otherwise be associated with Persons named on OFAC’s Specially Designated and Blocked Persons list.  At all times throughout the term of the Loan, including after giving effect to any Transfers, (a) none of the funds or other assets of Borrower shall constitute property of, or be beneficially owned, directly or indirectly, by any Embargoed Person with the result that an investment in Borrower, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, with the result that the investment in Borrower, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower shall be derived from any unlawful activity with result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

5.15                        Rate Cap Replacement.  Not later than ten (10) days prior to the expiration of any Rate Cap Agreement, Borrower shall, at its sole cost and expense, provide Lender with a replacement Rate Cap Agreement and, if requested by Lender, a duly executed replacement Rate Cap Pledge Agreement consented to by the Rate Cap Issuer (which replacement Rate Cap Pledge Agreement shall, if requested by Lender, by accompanied by evidence reasonably satisfactory to Lender of due authorization of such replacement Rate Cap Pledge Agreement and the organization, existence, good standing and corporate power of the Borrower and an opinion of counsel as to such matters and enforceability reasonably satisfactory to Lender.  No replacement Rate Cap Agreement shall terminate earlier than the first anniversary of the expiration of the replaced Rate Cap Agreement.

5.16                        [INTENTIONALLY OMITTED.]

5.17                        [INTENTIONALLY OMITTED.]

5.18                        Management.  Borrower shall provide competent, responsible management for the Mortgaged Property, which management, Lender acknowledges, is currently being provided by employees of Borrower. Borrower shall not enter into any management agreement or arrangement with any Person with respect to the management of the Mortgaged Property without Lender’s prior written consent, such consent to be granted or withheld in Lender’s sole discretion. Borrower shall cause management subordination agreements in form and substance satisfactory to Lender to be executed by the property manager under such management agreement. Borrower shall not modify, amend or terminate any approved management agreement without Lender’s prior written consent.  Borrower shall provide Lender with written notice of the occurrence of any event of default or condition which with the giving of notice or passage of time, or both, would constitute an event of default under any management agreement or which would entitle the manager thereunder to terminate any approved management agreement.  Any approved management agreement shall be terminated by Borrower, at Lender’s request, upon thirty (30) days’ prior notice to Borrower upon the occurrence of an Event of Default.

5.19                        Construction Matters.  Without limitation of Lender’s rights and Borrower’s Obligations set forth elsewhere in the Loan Documents, Borrower shall:  (1) cause the Restoration and all other Construction, once commenced, to proceed with reasonable diligence and continuously, with sufficient workers employed and sufficient materials supplied for that purpose so that the applicable Construction is substantially completed as promptly as reasonably practicable or, in the case of Restoration, the Restoration is Substantially Completed prior to the Required Restoration Date; (2) cause all Construction to be performed in accordance with the applicable Plans and Specifications or plans and specifications for the work in question, in substantial conformity with the Legal Requirements, the requirements of all insurers and fire underwriters, and with the requirements set forth herein and in the other Loan Documents, in compliance with the Material Contracts and in a good, safe and workmanlike manner; (3) cause all materials acquired or furnished in connection with the Construction and Restoration to be new and stored under adequate safeguards to minimize the possibility of loss, theft, damage or commingling with other materials or projects; (4) utilize, or permit utilization of, only contractors approved by Lender (such approval not to be unreasonably withheld); (5) not permit the revision of Plans and Specifications in any material respect without consent of Lender (not to be unreasonably withheld); and (6) from time to time upon the reasonable request of Lender deliver to Lender such certificates and other documentation confirming the matters set forth in the preceding clauses (1) through (5).  Promptly upon the giving or receipt of such notice, Borrower shall forward to Lender copies of all material written notices given or received by, or on behalf of, Borrower with respect to the Construction regarding any claim of default, or relating to any work stoppage, notice of violation or cease and desist order, stop order, construction liens, strike, claim, litigation, damage, loss or any other materially adverse condition, circumstance or event.  Borrower shall pay and discharge or cause to be paid and discharged promptly all payments due for labor, materials and supplies unless the same shall be contested by Borrower in accordance with Section 5.3(B).  Borrower shall make available for inspection at all times by Lender and its representatives copies of all contracts for Construction and, to the extent available to or reasonably obtained by Borrower, entered into by Contractor and design professionals relating to the Construction.  Within sixty (60) days after Substantial Completion of applicable Construction activities, Borrower shall (i) complete, or cause to be completed, all Punch-List Items, (ii) deliver to Lender two (2) copies of the as-built Plans and Specifications and (iii) obtain all final permits and approvals required for the normal use and occupancy of the Improvements in question (including a permanent certificate of occupancy if required for occupancy under applicable laws or its equivalent for the Improvements in question) provided, however, to the extent that applicable Leases or Legal Requirements require satisfaction of items (i), (ii) or (iii) prior to the expiration of such ninety (90)-day period, the date such items must be satisfied prior to the date satisfaction is required pursuant to the applicable Leases and Legal Requirements.

SECTION 6

[INTENTIONALLY OMITTED]

SECTION 7

NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and so long as this Agreement shall remain in effect or the Note remains outstanding, Borrower shall comply with all covenants and agreements in this Section 7.

7.1                               Indebtedness.  Borrower will not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

7.2                               Liens and Related Matters.  Borrower will not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to the Mortgaged Property or other Collateral whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.  Borrower shall have the right to contest any such Lien securing Claims in accordance with Section 5.3(B).

7.3                               Material Rights.  Without Lender’s consent, Borrower shall not (a) amend, modify or waive the performance of material obligations with regard to the Material Contracts or Proprietary Rights, in each case, relating to the ownership, operation, maintenance, occupancy and management of the Mortgaged Property, (b) request a material waiver or consent from, any party to, or issuer of any of the Material Contracts or Proprietary Rights, in each case, relating to the ownership, operation, maintenance, occupancy and management of the Mortgaged Property or (c) terminate or permit termination of any Material Contracts or Proprietary Rights, except as permitted by Section 5.10.

7.4                               Restriction on Fundamental Changes.

(A)                              Borrower will not: (1) amend, modify or waive in any material respect any term or provision of its Organizational Documents, (2) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (3) issue, sell, assign, pledge (except to secure the Additional Credit Facility or other Permitted Indebtedness for money borrowed or Indebtedness of the Subsidiaries of the Borrower that are non-recourse to the Borrower, except to the extent of the ownership interests in such Subsidiary that are pledged by the Borrower), convey, dispose or otherwise encumber any stock, beneficial or other ownership interests or grant any options, warrants, purchase rights or other similar agreements or understandings with respect thereto (each, a “Fundamental Change”), in each case, if the effect of which would result in a Material Adverse Effect, except in connection with a Qualified Public Offering or a Qualified Sale Transaction.  Notwithstanding the foregoing, Borrower shall be required to provide Lender prior notice of any such Fundamental Change and any a copy of any documentation related thereto for Lender’s review and approval.

(B)                                Borrower shall have the right to establish Subsidiaries, provided that Borrower may not make net capital contributions in the aggregate to all of such Subsidiaries (whether in existence or formed after the date hereof) in excess of $2,000,000 (such contributions not to include any contributions made by the Borrower as permitted under the definition of “Permitted Subsidiary Formation”) without the prior consent of Lender.  Borrower will not make any Investments in any other Person other than as described in the preceding sentence and Permitted Investments.

7.5                               Restriction on Leases.  Borrower and Lender acknowledge that Lender has provided the Loan to Borrower on the basis that the Mortgaged Property is an owner-occupied facility.  Borrower shall not hereafter enter into any Lease or other rental or occupancy arrangement or concession agreement with respect to the Mortgaged Property or any portion thereof or otherwise permit any occupancy of the Mortgaged Property other than by Borrower without Lender’s consent, such consent to be granted or withheld in lender’s sole discretion.  In no event will Borrower enter into any Capital Leases.

7.6                               Transactions with Affiliates.  Borrower shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any director, officer, employee or Affiliate of Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower.  Each such agreement pertaining to the ownership, management, maintenance or repair of the Mortgaged Property with any Affiliate, director, officer or employee of Borrower shall provide that the same may be terminated by Lender at its option if an Event of Default exists.  Notwithstanding the foregoing, Borrower shall be permitted to incur unsecured subordinated debt from VantagePoint (“Shareholder Subordinated Debt”), provided that (i) Borrower shall be prohibited from paying any amounts under any such Shareholder Subordinated Debt if an Event of Default exists or if there shall then exist any set of circumstances which, with the passage of time and/or the giving of notice, or both, could constitute an Event of Default, (ii) VantagePoint shall have no right to vote, or to cause any person to vote on behalf of the holder of the Shareholder Subordinated Debt, in respect of any “bankruptcy plan” without the prior consent of Lender or (iii) the terms and conditions of such Shareholder Subordinated Debt are otherwise reasonably satisfactory to Lender.  Additionally, and notwithstanding the foregoing, the Borrower may enter into Subsidiary Transactions and the Borrower may make Investments in Subsidiaries, in connection with Permitted Subsidiary Formation or as otherwise permitted pursuant to Section 7.4.  Borrower shall not pay any management or similar fees with respect to the ownership, operation, maintenance, repair or management of the Mortgaged Property to any Affiliate of Borrower.

7.7                               Management Fees and Compensation; Contracts.  Borrower will not enter into or become obligated under any management (property and asset), brokerage or other such similar agreement, whether with an Affiliate or any other Person, with respect to the Mortgaged Property, without Lender’s prior written consent, and unless the same may be terminated, without cause and without payment of a penalty or fee, on not more than thirty (30) days’ prior written notice.  In no event will Borrower pay a management fee with respect to the Mortgaged Property in excess of the then prevailing market rates.

7.8                               Conduct of Business.  Borrower shall not use the Mortgaged Property or any part thereof, or allow the same to be used or occupied, for any purpose other than for the purposes of an office and manufacturing facility and related amenities, or for any unlawful purpose, or in violation of any certificate of occupancy or other permit or certificate, or any Legal Requirement.  Borrower will not suffer any act to be done or any condition to exist on the Mortgaged Property or any part thereof or any article to be brought thereon, which may be dangerous (unless safeguarded as required by Legal Requirement) or which may constitute a nuisance, public or private, or which may void or make voidable any insurance then in force with respect thereto.  No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision (or analogous document) will be recorded with respect to the Mortgaged Property without Lender’s consent.  The Mortgaged Property shall not be converted to the condominium or “cooperative” form of ownership.  Borrower will not initiate or consent to any change in the zoning of the Mortgaged Property, other than to effectuate a Permitted Rezoning.  Borrower shall at all times maintain good and marketable fee title to the Land and the Improvements free and clear of any encumbrances other than the Permitted Encumbrances.  Borrower shall not change its fiscal year without giving advance notice thereof to Lender.

7.9                               Use of Lender’s Name.  Borrower shall not use the names of Lender or any of Lender’s Subsidiaries or Affiliates in connection with the development, marketing, leasing, use and operation of the Mortgaged Property.  Borrower shall not disclose or permit any Affiliate, officer, director, shareholder or employee of Borrower to disclose any of the terms and conditions of the Loan to any Person except (a) to the extent disclosed in the Mortgage and the Financing Statements, (b) to the extent such disclosure is required pursuant to the Loan Documents or applicable legal process or (c) to the extent Lender consents to such disclosure.

7.10                        Compliance with ERISA.  Borrower shall not adopt, modify or terminate any Employee Benefit Plans except as described in Schedule 4.10.  Borrower shall not fail to maintain and operate each existing Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.  Borrower shall not engage in any transaction which would cause the Obligations or any action taken or to be taken under this Agreement or the other Loan Documents or otherwise (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA.  Borrower shall not become an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower shall not permit its assets to be plan assets.

7.11                        Due on Sale or Encumbrance.

(A)                              Without Lender’s consent, which consent may be given or withheld in the sole discretion of Lender, neither Borrower nor any other Person directly or indirectly holding any direct or indirect legal, beneficial, equitable or other interest in Borrower (at each and every tier or level of ownership up to the level of VantagePoint’s ownership of Borrower) shall, or permit other Persons to, Transfer (whether or not for consideration or of record) all or any portion of the Mortgaged Property or any direct or indirect legal, equitable, beneficial or other interest (1) in all or any portion of the Mortgaged Property; or (2) in Borrower (if the, direct or indirect, effect thereof is a Change in Control or might result in a Change of Control in connection with remedial action or transfers in lieu of remedial actions), including (a) an installment sales agreement for a price to be paid in installments; (b) any Leases (other than as permitted by Section 7.5) or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases; (c) any direct or indirect voluntary or involuntary sale of any ownership interest in Borrower or other Person directly or indirectly owning any direct or indirect interest in Borrower; (d) the creation, issuance or redemption of direct or indirect ownership interests by Borrower or any Person owning a direct or indirect interest in Borrower (at each every tier or level of ownership); (e) any merger, consolidation, dissolution or liquidation; and (f) without limitation of any of the foregoing, any direct or indirect voluntary or involuntary Transfer by any Person which indirectly controls Borrower (by operation of law or otherwise at each and every tier or level of ownership up to the level of VantagePoint’s ownership of Borrower) of its direct or indirect controlling interests in Borrower.  Notwithstanding the foregoing, the following shall not be deemed to be prohibited under this Section 7.11:  (i) Transfers to the extent described in subsection (c), (d), (e) or (f) of the preceding sentence, so long as no Change in Control occurs, either individually or in the aggregate, in a single transaction or series of related transactions, by virtue of such Transfers; (ii) a Qualified Public Offering; and (iii) a Qualified Sale Transaction.  Notwithstanding the foregoing, Borrower may sell Inventory in the ordinary course of business and transfer or dispose of tangible personal property to Persons that are not Borrower’s Affiliates, which tangible personal property, to the extent included in the Mortgaged Property, is immediately replaced by an article of equivalent suitability and value or which is no longer necessary in connection with the operation of the Mortgaged Property provided that such transfer or disposal will (i) not have a Material Adverse Effect, and (ii) not materially impair the utility of the Mortgaged Property, and provided that any tangible personal property acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Mortgage.  Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its officers, shareholders and principals in owning and operating properties such as the Mortgaged Property in agreeing to make the Loan and will continue to rely on such ownership of the Mortgaged Property and Borrower as a means of maintaining the value of the Mortgaged Property as security for repayment of the Loan and the performance of the other Obligations.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Mortgaged Property so as to ensure that, should Borrower default in the repayment of the Loan or the performance of the other Obligations, Lender can recover the Loan by a sale of the Mortgaged Property.

(B)                                Notwithstanding anything contained herein to the contrary, the Borrower shall have the right to transfer the Mortgaged Property (the “Property Transfer”), subject to the following conditions: (i) there being no Event of Default under the Loan Documents at the time of the Property Transfer, (ii) Lender’s approval (to be given or withheld in Lender’s sole discretion) of the Property Transfer and the proposed transferee (the “Transferee”), together with the Transferee’s direct and indirect beneficial owners, (iii) the Transferee shall expressly assume the Obligations and the Loan Documents pursuant to documentation satisfactory to Lender, and shall deliver to Lender such assumption agreements, Financing Statements, legal opinions, title insurance policies or endorsements, lien searches, and such other documentation as Lender may reasonably require, (iv) Borrower or the Transferee shall pay a fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of the Property Transfer, (v) the replacement property manager, if any, must be approved by Lender, and any replacement property management agreement must be approved by Lender and shall comply with the requirements of the Loan Documents, (viii) in the event of a Securitization of the Loan,

Transferee must obtain confirmation from the Rating Agencies that the Property Transfer and the assumption of the Loan by Transferee will not result in any downgrade, withdrawal or qualification of any rating in connection with any such Securitization, and (ix) Borrower or Transferee shall pay all costs and expenses incurred by Lender in connection with the Property Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.  No transfer shall release Borrower from its obligations under the Loan Documents with respect to events arising or occurring prior to the date of transfer.

(C)                                Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any Default under this Section 7.11.  Notwithstanding anything to the foregoing contained herein, in no event shall the Mortgaged Property or any direct or indirect interest in Borrower be transferred to an Embargoed Person.

7.12                        Payments; Distributions.  Borrower shall not pay any distributions, dividends or other payments or return any capital to any of its shareholders or any other Affiliate or make any distribution of assets, rights, options, obligations or securities to any of its shareholders or owners or any other Affiliate, other than payments of interest to its shareholders on any Shareholder Subordinated Debt which may only be made by Borrower if there shall exist no uncured Event of Default nor shall any set of circumstances then exist which, with the passage of time and/or the giving of notice, or both, would constitute an Event of Default.

7.13                        [INTENTIONALLY OMITTED.]

7.14                        Alterations.

(A)                              Borrower shall not alter, remove or demolish or permit the alteration, removal or demolition of, any Improvement except as the same may be necessary in connection with (i) a Restoration in connection with a taking or casualty in accordance with the terms and conditions of the Agreement, and (ii) other Alterations permitted in accordance with the terms and conditions of this Agreement.

(B)                                If no Event of Default exists, Borrower may undertake any alteration, improvement, demolition or removal of Improvements or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (i) Borrower provides Lender with at least thirty (30) days’ prior notice of any such Alteration (unless related to an Initial Project, in which case no such prior notice shall be required), (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement, is not prohibited by, and is in full compliance with, and does not violate, any Material Contracts or Legal Requirements and does not, during Construction and upon completion, have a Material Adverse Effect, (iii) Borrower provides Lender with evidence, satisfactory to Lender, that Borrower has sufficient funds, through a combination of Loan proceeds, Proceeds, funds deposited with Lender or otherwise to complete and pay all of the costs of the Alterations, (iv) (A) such Alteration is in the nature of a Restoration required or permitted under the Agreement or (B) such Alteration has been consented to by Lender (such consent will not be required in the case of Alterations the cost of which, as estimated by Lender, does not exceed $300,000 or Alterations related to Initial Projects), and (v) prior to commencement and from time to time upon request from Lender, Borrower delivers an Officer’s Certificate certifying that conditions (i)–(iv), inclusive, have been satisfied.  Any Alteration shall, unless Lender otherwise approves or the Agreement otherwise provides, be conducted under the supervision of an independent architect approved by Lender (an “Independent Architect”).  No Alteration, other than Alterations related to the Initial Projects or the cost of which does not exceed $300,000, shall be undertaken until Lender has approved Plans and Specifications and cost estimates for the Alterations, prepared by such Independent Architect or another Person approved by Lender.

SECTION 8

CASUALTY AND CONDEMNATION

8.1                               Restoration Following Casualty or Condemnation.  After the happening of any casualty or condemnation to the Mortgaged Property or any part thereof, Borrower shall give prompt notice thereof to Lender.

(a)                                  In the event of any damage or destruction of all or any part of the Mortgaged Property, all Proceeds shall be payable to Lender.  Borrower hereby authorizes and directs any affected insurance company or condemning Governmental Authority or other Persons to make payment of such proceeds directly to Lender.  Borrower shall obtain Lender’s approval prior to any settlement, adjustment or compromise of any claims for loss, damage or destruction under any policy or policies of insurance or with respect to any condemnation, and Lender shall have the right to participate with Borrower in negotiation of any such settlement, adjustment or compromise provided, however, Borrower shall be permitted, so long as no Event of Default exists, to settle insurance claims of $300,000 or less without Lender’s approval (but with reasonable advance notice to Lender) and utilize any such funds for Restoration.  Lender shall also have the right to appear with Borrower in any action against an insurer based on a claim for loss, damage or destruction under any policy or policies of insurance.

(b)                                 All compensation, proceeds, damages, claims, insurance recoveries, rights of action and payments which Borrower may receive or to which Borrower may become entitled with respect to the Mortgaged Property or any part thereof as a result of any casualty or condemnation, except as set forth below in this Section 8.1 (the “Proceeds”), shall be paid over to Lender and shall be applied first toward reimbursement of all costs and expenses of Lender in connection with recovery of the same, and then, except as set forth below in this Section 8.1, shall be applied in the sole and absolute discretion of Lender, without regard to the adequacy of Lender’s security hereunder, to the payment or prepayment of the Obligations in such order as Lender may determine, and any amounts so applied shall reduce the Obligations pro tanto (without any Prepayment Premium due in connection therewith).  Any application of the Proceeds or any portion thereof to the Obligations shall not be construed to cure or waive any Default or Event of Default or invalidate any act done pursuant to any such Default or Event of Default.

(c)                                  Subject to the other provisions of this Section 8.1, and provided that (i) all Proceeds have been deposited with Lender; (ii) no Event of Default shall exist; (iii) a Total Loss with respect to the Property shall not have occurred; (iv) the Restoration is capable, as reasonably determined by Lender, of being completed before the earlier (the “Required Restoration Date”) to occur of (x) the Maturity Date, (y) the date on which the insurance carried by Borrower pursuant to Section 5.4(a)(ii), with respect to the Mortgaged Property shall expire, and (z) six (6) months after the occurrence of the casualty or condemnation in question; (v) Lender shall have been furnished with an estimate of the cost of restoration accompanied by an architect’s or contractor’s certificate as to such costs and appropriate final plans and specifications for reconstruction of the Improvements, all of which shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed; (vi) the Improvements so restored or rebuilt shall be of at least equal value and substantially the same character as prior to the damage or destruction and appropriate for the purposes for which they were originally erected (and, if requested by Lender, Borrower will furnish, at its expense, an appraisal confirming such valuation); (vii) Borrower shall have furnished Lender with evidence reasonably satisfactory to Lender that all Improvements so restored and/or reconstructed and their use fully comply with all zoning, building laws, ordinances and regulations and other Legal Requirements and that all required certificates of occupancy, licenses and approvals required for use, operation and occupancy of the Improvements can be obtained; (viii) if the estimated cost of restoration exceeds the Proceeds available, Borrower shall have deposited with Lender such sums or other security as may be necessary, in Lender’s reasonable judgment, to pay such excess costs; and (ix) Lender shall have received notice within thirty (30) days of the fire or other hazard or of the condemnation proceedings specifying the date of such fire or other hazard or the date the notice of condemnation proceedings was received and the request to Lender to make said Proceeds available to Borrower; then the Proceeds, less the actual costs, fees and expenses, if any, incurred in connection with adjustment of loss and Lender’s reasonable administrative expenses relating to such loss and the disbursement of the Proceeds shall be applied by Lender to the payment of all the costs of the aforesaid restoration, repairs, replacement, rebuilding or alterations, including the cost of temporary repairs or for the protection of property pending the completion of permanent restoration, repairs, replacements, rebuilding or alterations (all of which temporary repairs, protection of property and permanent restoration, repairs, replacement, rebuilding or alterations are hereinafter collectively referred to as the “Restoration”), and shall be paid out from time to time as such Restoration progresses upon the request of Borrower if the work for which payment is requested has been done in a good and workmanlike manner, in compliance with applicable Legal Requirements and substantially in accordance with the plans and specifications therefor.  Each request by Borrower for disbursement of Proceeds shall (unless Lender otherwise elects, in its sole discretion, with respect to a Restoration estimated by Lender to cost $100,000 or less to complete, to waive any of the following requirements) be accompanied by the Required Lien Waivers, a Request for Release, and, to the extent not subsumed within a Request for Release, the following:

(1)                                  A certificate signed by Borrower, dated not more than thirty (30) days prior to such request, setting forth the following:  (A) That the sum then requested either has been paid, or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the restoration therein specified or have paid for the same, the names and addresses of such persons, a brief description of such services and materials, the several amounts so paid or due to each of said persons in respect thereof (together with supporting statements and invoices for the same), that no part of such expenditures has been or is being made the basis of any previous or then pending request for the withdrawal of Proceeds or has been made out of any of the Proceeds received by Borrower, and that the sum then requested does not exceed the value of the services and materials described in the certificate; and (B) That the costs, as estimated by the persons signing such certificate, of the Restoration required to be done subsequent to the date of such certificate in order to complete and pay for the same, do not exceed the Proceeds, plus any amount or security approved by Lender and deposited by Borrower to defray such costs and remaining in the hands of Lender after payment of the sum requested in such certificate.

(2)                                  A title insurance report or other evidence satisfactory to Lender to the effect that there has not been filed with respect to the Mortgaged Property, or any part thereof, any vendor’s, contractor’s, mechanics’, laborer’s, materialmen’s or other Lien which has not been discharged of record or bonded or insured over, except such as will be disbursed by payment of the amount then requested.

(3)                                  A certificate signed by the Independent Architect and/or engineer in charge of the Restoration, who shall be selected by Borrower and approved in writing by Lender, certifying that the Restoration is proceeding in accordance with the plans and specifications approved by Lender and in accordance with all zoning, subdivision and other Legal Requirements.  Upon compliance with the foregoing provisions, Lender shall, out of Proceeds (and the amount of security approved by Lender, if any, deposited by Borrower to defray the costs of the Restoration), pay or cause to be paid to Borrower or the Persons named (pursuant to clause (1)(A) above) in such certificate the respective amounts stated therein to have been paid by Borrower or to be due to them, as the case may be.

(d)                                 If the Proceeds at the time held by Lender, less the actual costs, fees and expenses, if any, incurred in connection with the adjustment of the loss and Lender’s administrative expenses relating to such loss and the disbursement of the Proceeds, shall be, in Lender’s reasonable judgment, insufficient to pay the entire cost of the Restoration, Borrower shall deposit with Lender any such deficiency prior to disbursement of any additional portion of the Proceeds.  No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time (provided that, notwithstanding the foregoing, subcontractors who have completed their work may be paid in full), and at all times the undisbursed balance of said Proceeds remaining in the hands of Lender shall be at least sufficient to pay for the cost of completion of the Restoration free and clear of liens.  In addition to the requirements and conditions set forth in Section 5.19, final payment shall be upon an architect’s certificate to completion in accordance with the final plans and specifications and compliance with all zoning, building, subdivision and other governmental laws, ordinances, rules, and regulations, the filing of a notice of completion and the expiration of the period provided under applicable law for the filing of mechanic’s and materialmen’s liens and delivery to Lender of a certified copy of a final unconditional permanent certificate of occupancy regarding the Restoration.  Lender may, at its option, require an endorsement to the Title Policy insuring the continued priority of the lien of the Mortgage as to all sums advanced hereunder, such endorsement to be paid for by Borrower.  Upon completion of the Restoration in a good and workmanlike manner in accordance herewith, and provided that Lender has received satisfactory evidence that the Restoration has been paid for in full and the Mortgaged Property is free and clear of all Liens (including signed lien waivers from all contractors and subcontractors conditioned only on payment of amounts specified therein), any balance of the Proceeds at the time held by Lender (after reimbursement to Lender of all costs and expenses of Lender, including administrative expenses, in connection with recovery of the same and disbursement of such Proceeds for the Restoration), if any, shall be applied as follows:  (i) to the extent that such balance of the Proceeds is equal to or less than the amount, if any, by which the value of the Mortgaged Property prior to such damage or destruction exceeds the value of the Mortgaged Property after such Restoration (for these purposes, the value of the Mortgaged Property shall be determined by Lender in its discretion), then the portion of the balance of the Proceeds equal to such excess amount shall be applied to the payment or prepayment of the principal balance of the Obligations in such order as Lender may determine, and any amounts so applied shall reduce the Obligations pro tanto (without any prepayment premium due in connection therewith); and (ii) to the extent that the balance of the Proceeds exceeds such excess amount, such portion of the balance of the Proceeds shall be paid to Borrower.

(e)                                  Nothing herein contained shall be deemed to excuse Borrower from repairing or maintaining the Mortgaged Property as provided in the Agreement hereof or restoring all damage or destruction to the Mortgaged Property, regardless of whether or not there are insurance proceeds available or whether any such Proceeds are sufficient in amount, and the application or release by Lender of any Proceeds shall not cure or waive any Default or Event of Default or invalidate any other act done by Lender to exercise its remedies under this Agreement or the other Loan Documents.

SECTION 9

DEFAULT, RIGHTS AND REMEDIES

9.1                               Event of Default.  “Event of Default” means the occurrence or existence of any one or more of the following:

(A)                              Payment.  Failure of Borrower to pay (i) on the Maturity Date, the outstanding principal of, accrued interest in, and other Indebtedness owing pursuant to the Agreement, the Note and the other Loan Documents, (ii) within five (5) days after the due date, any installment of principal or interest due under the Note; provided, however, the aforesaid five (5) day grace period may be utilized by Borrower no more than once in any consecutive twelve (12) Loan Month period, or (iii) within five (5) days after the respective due date, any other amount due under the other Loan Documents, provided, however, the aforesaid five (5) day grace period may be utilized by Borrower no more than once in any consecutive twelve (12) Loan Month period; or

(B)                                Breach of Certain Provisions.

(i)                                     Failure of Borrower to perform or comply with any term, agreement, covenant, representation, warranty or condition contained in Section 5.4, 5.15, 6, 7.1, 7.3, 7.4, 7.5, 7.10, 7.11, 7.12, 8.1(a), or 8.1(b); or

(ii)                                  Failure of Borrower to perform or comply with any term, agreement, covenant, representation, warranty or condition contained in Section 5.1, 7.2, 7.6, 7.7, 7.8, 7.9, 7.14, 8.1(c) or 10 and such failure is not remedied or waived within ten (10) Business Days after receipt by Borrower of notice from Lender of such failure.

(C)                                Breach of Representation and Warranty.  Any representation, warranty, certification or other statement made by Borrower in any Loan Document or in any statement or certificate at any time given in writing pursuant or in connection with any Loan Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) is false in any material respect on the date made which remains uncured for five (5) Business Days after notice, provided, however, that (i) if such breach cannot be remedied with reasonably diligent effort within such 5-Business Day period, but is susceptible to cure within a period of thirty (30) days and (ii) the continued breach will not have a Material Adverse Effect, Borrower shall have such longer period, not to exceed twenty-five (25) additional days, as Borrower may need to remedy such breach, if Borrower is proceeding with diligent effort to remedy such breach throughout said thirty (30) day period; provided further, however, that in no event shall any grace or curative period apply if the representation, warranty, certification or other statement was known by Borrower to be false when made or deemed made; or

(D)                               Other Defaults Under Loan Documents.  A default by Borrower shall occur in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within thirty (30) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); provided, however, that (i) if such default cannot be remedied with reasonably diligent effort within a period of thirty (30) days, but is susceptible to cure within a period of one hundred twenty (120) days and (ii) the continued default in performance will not have a Material Adverse Effect, such longer period, not to exceed ninety (90) additional days, as Borrower may need to remedy such default, if Borrower is proceeding with diligent effort to remedy such default throughout said one hundred twenty (120)-day period.  The rights to notice and cure periods granted herein shall not be cumulative with any other rights to notice or a cure period in any other Loan Document and the giving of notice or a cure period pursuant to this section shall satisfy any and all obligations of Lender to grant any such notice or cure period pursuant to any of the Loan Documents; or

(E)                                 Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for ninety (90) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower for all or a substantial part of the property of Borrower; or

(F)                                 Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) An order for relief is entered with respect to Borrower or Borrower commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower makes any assignment for the benefit of creditors; or (3) partners, shareholders, or members in Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 9.1(F); or

(G)                                Governmental Liens.  Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Mortgaged Property by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid, discharged or insured or bonded over within thirty (30) days; or

(H)                               Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described in Section 9.1(G)) involving (1) an amount in any individual case in excess of $100,000 or (2) an amount in the aggregate at any time in excess of $250,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(I)                                    Dissolution.  Any order, judgment or decree is entered against Borrower decreeing the dissolution or split up of Borrower and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

(J)                                   Injunction.  Either (i) Borrower is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business relating to the Mortgaged Property and such order continues for more than thirty (30) days; or (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the other Loan Documents; or

(K)                               Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms of the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any of Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(L)                                 Event of Default.  The occurrence of an Event of Default specified elsewhere in this Agreement or in any of the other Loan Documents; or

(M)                            Cross-Default and Acceleration.  The acceleration of any Permitted Indebtedness in the aggregate amount of $1,000,000 or more; or

(N)                               Death, etc.  The dissolution, cessation of existence or felony criminal conviction or indictment of Borrower or a punishment for which could result in forfeiture of any assets of the Borrower or any direct or indirect equity interest to Borrower or loss of eligibility for any material Proprietary Rights; or

(O)                               Rate Cap Agreement.  The Rate Cap Agreement shall terminate for any reason or the issuer of the Rate Cap Agreement shall no longer be a Rate Cap Issuer and a fully executed substitute Rate Cap Agreement issued by another Rate Cap Issuer approved by Lender, is not delivered to Lender within ten (10) days after such termination, together with a fully executed Rate Cap Pledge Agreement; or

(P)                                 Zoning.  The Land and Improvements or any portion thereof are rezoned either voluntarily or involuntarily, so as to no longer permit the Land and Improvements or any portion thereof to be used as an office or manufacturing facility, other than pursuant to a Permitted Rezoning; or

(Q)                               Prescribed Laws.  If the Borrower or Mortgaged Property fails to comply with any covenants, with respect to Prescribed Laws as provided in Section 5.10; or

(R)                                Change in Control.  The occurrence of any direct or indirect Change in Control with respect to Borrower.

9.2                               Acceleration and Remedies.  Upon the occurrence of any Event of Default specified in Sections 9.1(E) and 9.1(F), payment of all Obligations shall be accelerated without notice, presentment, demand, protest or notice of protest and shall be immediately due and payable and, in addition, Lender may in addition to any other rights and remedies available to Lender at law or in equity or under any other Loan Documents, exercise one of more of the following rights and remedies as it, in its sole discretion, deems necessary or advisable.  Upon the occurrence of any Event of Default (other than Events of Default specified in Sections 9.1(E) and 9.1(F)), Lender, in addition to any other rights or remedies available to Lender at law or in equity, or under any of the other Loan Documents, may exercise any one or more of the following rights and remedies as it, in its sole discretion, deems necessary or desirable:

(a)                                  Acceleration.  Declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including all monies advanced under this Agreement, the Note, the Mortgage and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon and all other amounts then owing (including any Default Interest, or prepayment premium owed as a result of such acceleration).  If payment of the Obligations is accelerated, Lender may, in its sole discretion, exercise all rights and remedies hereunder and under the Note, the Mortgage and/or any of the other Loan Documents at law, in equity or otherwise.

(b)                                 Possession.  Enter upon and take possession of the Mortgaged Property and proceed in the name of Lender or Borrower as the attorney-in-fact of Borrower (which authority is hereby granted by Borrower, is coupled with an interest, and is irrevocable), as Lender shall elect.  If Lender elects to so enter upon and take possession of the Mortgaged Property, Lender (i) may enforce or cancel all contracts entered into by Borrower or make other contracts which are in Lender’s sole opinion advisable, and (ii) shall be reimbursed by Borrower upon demand any reasonable amount or amounts expended by Lender for such performance together with any reasonable costs, charges, or expenses incident thereto or otherwise incurred or expended by Lender or its representatives (including an appraisal) on behalf of Borrower in connection with the Mortgaged Property, and the amounts so expended shall be considered part of the Loan evidenced by the Note and secured by the Loan Documents and shall bear interest at the Default Rate.

(c)                                  No Further Obligations.  Terminate Lender’s obligations under this Agreement including obligations to disburse funds.

(d)                                 Injunctive Relief.  Institute appropriate proceedings for injunctive relief (including specific performance of the obligations of Borrower).

(e)                                  Reserves.  Apply all funds contained in the Reserves to Borrower’s Obligations.

9.3                               Remedies Cumulative; Waivers; Reasonable Charges.  All of the remedies given to Lender in the Loan Documents or otherwise available at law or in equity to Lender shall be cumulative and may be exercised separately, successively or concurrently.  Failure to exercise any one of the remedies herein provided shall not constitute a waiver thereof by Lender, nor shall the use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies vested in Lender by the Loan Documents or at law or in equity.  To be effective, any waiver by Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default.  It is agreed that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate, the Late Charge, payments to be made pursuant to Section 2.4(c)(ii) and the Prepayment Premium are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) the Default Rate, the Late Charges and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) the Default Rate, Late Charges, Prepayment Premium, the payments to be made pursuant to Section 2.4(c)(ii) and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

9.4                               Existing Indebtedness.  For so long as the Additional Credit Facility is outstanding, in the event Borrower fails to perform or comply with any of the provisions of Sections 5.10 (to the extent pertaining to Material Contracts and Proprietary Rights not related to ownership and operation of the Mortgaged Property), 7.1 (except with respect to Indebtedness secured by Liens on the Mortgaged Property), 7.3 (to the extent pertaining to Material Contracts and Proprietary Rights not related to ownership and operation of the Mortgaged Property), 7.4 (other than Section 7.4(A)(2)), 7.6 or 7.12 of this Agreement (such sections, the “Override Sections”), Lender shall be deemed to have consented to such failure and such failure shall not be deemed a Default or an Event of Default under this Agreement, if (i) such action is not prohibited under the terms of the Additional Credit Facility or (ii) if prohibited under the Additional Credit Agreement, the Additional Credit Lender consents in writing to such failure (or takes such other action so that such failure does not continue as a default or event of default under such Additional Credit Agreement (whether by temporary or permanent waiver or forbearance, amendment or otherwise)) within 180 days of becoming aware thereof.  In the event (A) the Additional Credit Lender takes actions in accordance with clause (ii) above and Borrower’s failure to comply with the specific Override Sections could reasonably be determined to have materially impaired the interests of the Lender with respect to the full repayment of the Obligations as and when due and payable and (B) the Additional Credit Lender received as a condition to taking such actions any financial incentives, paydowns, additional credit support or, except (x) as provided below in this Section 5.13 with respect to pledges of stock in Subsidiaries from the Borrower or any of its Subsidiaries or (y) with respect to assets that are either or both (I) then encompassed within security interests existing in collateral granted by Borrower in favor of the Additional Credit Lender under the Additional Credit Facility (whether pursuant to after-acquired property clauses or, unless resulting from actions taken in accordance with clause (ii) above, otherwise) or (II) the product of, proceeds of or derived from existing collateral pledged by Borrower to the Additional Credit Lender under the Additional Credit Facility, collateral (such as a fee, increase in return on credit extensions or loan repayment, warrant or other financial interest in Borrower or its Subsidiaries or additional Subsidiary guaranties of the obligations under the Additional Credit Facility), Lender shall also be provided such financial benefits on a pro rata basis (i.e., in proportion to the respective outstandings under the facilities, with the Future Advance not being considered outstanding under this Agreement until actually distributed to Borrower under Section 5.13 of this Agreement).  Notwithstanding the foregoing, in no event shall the foregoing provisions provide for (i) pledges of stock in Subsidiaries of the Borrower, provided Lender receives unsecured guaranties of the Obligations from Subsidiaries of the Borrower in lieu of such pledges or (ii) Lender to receive any additional financial incentives, paydowns or additional credit support in conjunction with the Borrower’s prepayment of obligations under the Additional Credit Facility with proceeds from VantagePoint’s exercise of warrants issued by the Borrower that VantagePoint holds as of the Closing Date. Borrower shall promptly deliver copies of all notices, demands, reports or requests given to, or received by Borrower from the Additional Credit Lender, and shall notify Lender within two (2) Business Days after Borrower receives notice or acquires knowledge of any default or any condition or event that with the passage of time would constitute a default under the Additional Credit Facility, in each case to the extent the same relate to failures to perform or comply with the Override Sections.  Promptly upon Borrower obtaining knowledge of any such default under the Additional Credit Facility, Borrower shall deliver a certificate of such Borrower’s chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking or proposes to take, if any, with respect thereto.

SECTION 10

SECONDARY MARKET TRANSACTION

10.1                        Secondary Market Transaction.  Borrower agrees that Lender has the absolute right to securitize, syndicate, grant participations in, or otherwise Transfer all or any portion of the Loan (each such transaction, a “Securitization”) to any Person other than a Competitor of Borrower.  Lender may determine to Transfer some or all of the Loan or retain title to some or all of the Loan as part of a Securitization.  Borrower further agrees that Lender may delegate any or all of Lender’s rights, powers and privileges to a servicer (“Servicer”) and Borrower shall, upon notice from Lender, recognize the Servicer as the agent of Lender.  In the event this Loan becomes or is designated by Lender to become an asset of a Securitization, upon Lender’s request, Borrower shall meet, from time to time, with representatives of the Rating Agencies in connection with such a Securitization to discuss the business and operations of the Mortgaged Property and, in that regard, agrees to cooperate with the reasonable requests of the Rating Agencies including delivering any existing environmental materials relating to the Mortgaged Property in Borrower’s possession.  Lender may retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization.  In no event shall Borrower be required to pay any servicer fees, Securitization trustee fees or other Securitization administrative expenses except as may be expressly provided in this Agreement.  Notwithstanding the foregoing, Borrower shall pay any reasonable fees and expenses of the Servicer which Borrower may be obligated to pay pursuant to Section 11.1 or another provision of this Agreement.  Borrower shall, upon request from Lender, from time to time, cooperate, and Borrower shall cooperate, in all reasonable respects in connection with a Securitization.  Such cooperation may, in Lender’s discretion, include documentation changes, changes in organizational documents, changes in Reserves, Payment Dates, Interest Periods, insurance endorsement changes, tenant payment direction changes, site inspections, updated appraisals, preparation and delivery of financial information or other diligence requested by Lender and/or any Rating Agency.  Such cooperation may include, in Lender’s discretion, execution of one or more promissory notes and the creation of Liens securing such notes of differing priority and/or the creation of mezzanine debt secured by pledges of all of the membership interests in the Borrower so long as the principal amount, interest rate, payment terms and other monetary terms of the Loan do not, in the aggregate change.  Borrower will not be required to incur more than de minimis expenses or costs pursuant to this Section 10.1, except to the extent Borrower is otherwise obligated under the Loan Documents to pay such costs and expenses.  Borrower will, upon request from Lender, in connection with a Securitization, enter into such acknowledgments and confirmations of the applicable assignments as Lender may request.  Borrower shall, subject to the terms and provisions of this Section 10.1, use reasonable efforts to satisfy the market standards which Lender determines are reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization.  Borrower will not, pursuant to any of the provisions of this Section 10.1, incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations as are currently set forth in the Loan Documents or Borrower’s Organizational Documents (unless Borrower is made whole by the holder of the Note) or (ii) subject to Section 11.13 hereof, any personal liability other than as set forth in the Loan Documents.  Borrower will also, if requested by Lender, cause independent counsel to render opinions customary in securitization transactions with respect to the Mortgaged Property and Borrower and its Affiliates (but not a true sale or 10b-5 opinion), which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies and which shall be addressed to such Persons as shall be reasonably designated by the holder of the Note.  Borrower’s failure to deliver the opinions required hereby within ten (10) Business Days after written request therefore shall constitute an Event of Default hereunder.  If requested by Lender, Borrower’s cooperation will also include (but subject to Section 11.3) certifications and agreements pursuant to which Borrower will certify that it has examined the portion of applicable preliminary and final private placement memorandum or preliminary, final and supplement or prospectus specified by Lender as pertaining to Borrower, the Loan, Borrower’s Affiliates and the Mortgaged Property, and that each such designated portion, as it relates to Borrower, Borrower’s Affiliates, the Mortgaged Property, and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.  Such agreement may, if requested by Lender, require Borrower to indemnify, defend, protect and hold harmless Lender and other Persons designated by Lender from and against any losses, claims, damages, liabilities, costs and expenses that arise out of or are based upon any untrue statement of any material fact contained in the reviewed documents or other information or documents prepared by Borrower or its Affiliates and provided to Lender or in any representation or warranty of Borrower contained in the Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading.

SECTION 11

MISCELLANEOUS

11.1                        Expenses and Attorneys’ Fees.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses (including reasonable attorneys’ fees, court costs, cost of appeal and the reasonable fees, costs and expenses of other professionals retained by Lender) incurred by Lender in connection with the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) fees, costs and expenses, the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (B) incurred in connection with the giving or withholding of any consents, approvals, or permissions, administration of the Loan, disbursements of the Loan and disbursements from the Reserves and in connection with any amendments, modifications and waivers relating to the Loan Documents requested by Borrower; (C) the review, documentation, negotiation and closing of any subordination or intercreditor agreements, Lease reviews, and subordination, nondisturbance and attornment agreements; (D) Lender’s Representative; and (E) enforcement of this Agreement or the other Loan Documents, the collection of any payments due from Borrower under the Loan Documents or any refinancing or restructuring of the credit arrangements provided under the Loan Document, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

11.2                        Certain Lender Matters.  Lender may, in accordance with Lender’ customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by Borrower to Lender unless Borrower requests, at the time of delivery, in writing that same be returned.  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Mortgaged Property other than that of mortgagee, beneficiary or lender.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Person.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of loyalty, duty of care or any other duty to Borrower or any of Borrower’s partners, shareholders, members, managers, Affiliates or any other Person.  By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect hereto or thereto by Lender.  Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender or their respective attorneys, advisors, accountants, officers, representatives, directors, employees, partners, shareholders, trustees, members or managers.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.  LENDER SHALL HAVE NO LIABILITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES.  In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower or its creditors or property, Lender, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Lender allowed in such proceedings for the entire secured Obligations at the date of the institution of such proceedings and for any additional amount which may become due and payable by Borrower after such date.  Lender shall have the right from time to time to designate, appoint and replace one or more servicers and to allow servicer to exercise any and all rights of Lender under the Loan Documents.  All documents and other matters required by any of the provisions of this Agreement to be submitted or provided to Lender shall be in form and substance satisfactory to Lender.  Borrower shall not be entitled to (and does hereby waive any and all rights to receive) any notices of any nature whatsoever from Lender except with respect to matters for which the Loan Documents expressly provide for the giving of notice by Lender to Borrower.  In any action or proceeding brought by Borrower against Lender claiming or based upon an allegation that Lender unreasonably withheld its consent to or approval of a proposed act by Borrower which requires Lender’s consent hereunder, Borrower’s sole and exclusive remedy in said action or proceeding shall be injunctive relief or specific performance requiring Lender to grant such consent or approval.

11.3                        Indemnity.  In addition to the payment of expenses pursuant to Section 11.1 and the indemnification obligations set forth in other portions of this Agreement, the Environmental Indemnification Agreement or the other Loan Documents, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay, defend and hold Lender, its officers, directors, members, partners, shareholders, participants, beneficiaries, trustees, employees, agents, successors and assigns, any subsequent holder of the Note, any trustee, fiscal agent, servicer, underwriter and placement agent, (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders fees, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, based upon any third party claims against such Indemnitees in any manner related to or arises out of (A) any breach by Borrower of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents, (B) the actual or threatened presence, release, disposal, spill, escape, leakage, transportation, migration, seepage, discharge, removal, or cleanup of any Hazardous Material located on, about, within, under, affecting, from or onto the Mortgaged Property or any violation of any applicable Environmental Law by Borrower or the Mortgaged Property, or (C) the use or intended use of the proceeds of any of the Loan (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined in a final order by a court of competent jurisdiction.  Borrower shall be relieved of its obligation under clause (B) of this Section 11.3 with respect to Hazardous Materials first introduced to the Land and Improvements after either (1) the foreclosure of the Mortgage or (2) the delivery by Borrower to, and acceptance by, Lender or its designee of a deed-in-lieu of foreclosure with respect to the Mortgaged Property.  To the extent that the undertaking to indemnify, pay, defend and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains.  Notwithstanding the foregoing, each Indemnitee shall, following notice to and consultation with Borrower, have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnitee and Borrower that would make such separate representation advisable.  Borrower shall have no obligation to indemnify an Indemnitee for damage or loss resulting from such Indemnitee’s gross negligence or willful misconduct.

11.4                        Amendments and Waivers.  Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Note or any other

Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, with respect to any amendment or modification, unless also signed by Borrower).  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower, or any other Person to any other or further notice or demand in similar or other circumstances.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners or members and others with interests in Borrower, and of the Mortgaged Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Mortgaged Property for the collection of the obligations without any prior or different resort for collection or of the right of Lender to the payment of the obligations owing Lender on account of the Loan Documents out of the net proceeds of the Mortgaged Property in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of any of any portion of the Mortgaged Property or require Lender to exhaust its remedies against any portion of the Mortgaged Property or any combination of the Mortgaged Property before proceeding against any other portion; and further in the event of such foreclosure, Borrower expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately of all or any portion of the Mortgaged Property.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.  No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Note or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement, the Note and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations.  To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.  Borrower agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive Borrower from paying all or any portion of the principal of, premium, if any, or interest on Loan contemplated herein or in any of the other Loan Documents or which may affect the covenants or the performance of this Agreement; and Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

11.5                        Notices.  Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid.  Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours.  Notices shall be addressed to the parties at the addresses specified on Schedule 11.5 or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11.5.

11.6                        Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the provisions of Sections 2.6, 5.8, 11.1, 11.2, 11.3, 11.13 and 11.15 shall survive the payment of the Loan and the termination of this Agreement. Subject to this Section 11.6, all other representations, warranties and agreements of Borrower and Lender set forth in this Agreement shall terminate upon indefeasible payment in full of the Loan and the termination of this Agreement.

11.7                        Miscellaneous.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.  All covenants and agreements hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction.  This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.  Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.  If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, this Agreement shall control.  This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Upon indefeasible payment and performance in full of the Borrower’s Obligations, the Lender shall, at the sole cost and expense of the Borrower, release the Mortgage and the other Liens securing the Borrower’s Obligations.

11.8                        APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.9                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder or under any of the other Loan Documents without the written consent of Lender.  Any assignee of Lender’s interest in the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrower may otherwise have against any assignor of the Loan Documents.

11.10                 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS MORTGAGED PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION.  BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT SERVICE BY MAIL IN ACCORDANCE WITH THIS AGREEMENT TO BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 11.5 SHALL CONSTITUTE SUFFICIENT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.11                 WAIVER OF JURY TRIAL.  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  BORROWER AND LENDER

ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF BORROWER OR LENDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.12                 Publicity.  Lender (and Lender’s Affiliates) may, subject to the applicable limitations on distribution of Confidential Information set forth in this Section 11.12, and Borrower does hereby authorize Lender (and its Affiliates) to, refer, subject to the prior approval of Borrower, such approval not to be unreasonably withheld, conditioned or delayed (which approval shall be deemed given if Borrower fails to respond to Lender’s request for such approval within ten (10) Business Days of such request), to the Loan in tombstone advertisements, offering memoranda in connection with Securitizations and reports to investors, which references, may include use of photographs, drawings and other depictions, images of the Land and Improvements (provided such photographs, drawings and other depictions or images shall not depict any trade secrets of Borrower), a description of the Loan, use of Borrower’s name, the address of the Mortgaged Property and the logo of Borrower.  Lender hereby agrees that, without the prior written consent of Borrower, any written information relating to Borrower which is provided by Borrower to Lender in connection with the making of the Loan (excluding information generally available to the public and any information Lender has obtained independently from third-party sources without Lender’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) shall be deemed to be confidential and proprietary (the “Confidential Information”), and will be kept confidential by Lender, using the same standard of care in safeguarding the Confidential Information as Lender employs in protecting its own proprietary information which Lender desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated (a) pursuant to the requirements of applicable law, (b) pursuant to judicial process, administrative agency process or order of Governmental Authority, (c) in connection with litigation, arbitration proceedings or administrative proceedings before or by any Governmental Authority or stock exchange, (d) to Lender’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 11.12, (e) to the Rating Agencies, (f) to actual or prospective trustees, assignees, pledgees, participants, agents, servicers, or securities holders in a Securitization, and (g) pursuant to the requirements or rules of a stock exchange or stock trading system on which the Securities of Lender or its Affiliates may be listed or traded.  In addition, notwithstanding any other provision, any party (and its employee, representative or other agent) may disclose to any and all persons, without limitation of any kind, any information with respect to the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.  For purposes of this Section 11.12, Confidential Information will not be deemed to include the Loan amount and the other terms, conditions and provisions of the Loan Documents, the street address and common name, if any, of the Land and Improvements, the name of Borrower, the logo of Borrower and/or its Affiliates and photographs or other depictions of the Mortgaged Property (provided such photographs or other depictions shall not depict any trade secrets of Borrower).

11.13                 Recourse Loan.  Borrower shall have full personal recourse liability for the Obligations incurred under this Agreement, the Note or any of the other Loan Documents.

11.14                 Performance by Lender/Attorney-in-Fact.  In the event that Borrower shall at any time fail to duly and punctually pay, perform, observe or comply with any of its covenants and agreements hereunder or under the other Loan Documents or if any Event of Default hereunder shall exist, then Lender may (but shall in no event be required to) make any such payment or perform any such term, provision, condition, covenant or agreement or cure any such Event of Default.  Lender shall not take action under this Section 11.14 prior to the occurrence of an Event of Default unless in Lender’s good faith judgment reasonably exercised, such action is necessary or appropriate in order to preserve the value of the Collateral, to protect Persons or property, or Borrower has abandoned the Mortgaged Property or any portion thereof.  Lender shall not be obligated to continue any such action having commenced the same and may cease the same without notice to Borrower.  Any amounts expended by Lender in connection with such action shall constitute additional advances hereunder, the payment of which is additional Indebtedness, secured by the Loan Documents and shall become due and payable upon demand by Lender, with interest at the Default Rate from the date of disbursement thereof until fully paid.  No further direction or authorization from Borrower shall be necessary for such disbursements.  The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so disburse such funds.

11.15                 Brokerage Claims.  Borrower shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Lender or any Person, in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Borrower or is based in whole or in part upon alleged acts or omissions of Borrower.  Lender shall protect, defend, indemnify and hold Borrower harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Borrower or any other Person in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Lender or is based in whole or in part upon alleged acts or omissions of Lender.

11.16                 Agreement.  THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Witness the due execution hereof by the undersigned as of the date first written above.

BORROWER:

AVIZA TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Patrick C. O’Connor
Name:	Patrick C. O’Connor
Its:	Chief Financial Officer

LENDER:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ Timothy J. O’Connor
Name:	Timothy J. O’Connor
Its:	Executive Vice President and Chief Financial Officer